Execution Copy

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 7, 2010

BY AND AMONG

NEW JERSEY IMAGING PARTNERS, INC.,

RADNET, INC.,

PROGRESSIVE HEALTH, LLC,

STELLAR HEALTH, LLC,

MEDCON CONSULTANTS, INC.,

ROBERT L. FARRELL

AND

WILLIAM D. FARRELL

TABLE OF CONTENTS

ARTICLE I.
PURCHASE AND SALE OF EQUITY INTERESTS		2
1.1	Purchase and Sale of Equity Interests.	2
1.2	Purchase Price.	2
1.3	Escrow	3
1.4	Payoff Closing Indebtedness	3
1.5	Tax Treatment; Allocation.	3
1.6	Closing.	4
1.7	Accounts Receivable and Cash.	4
ARTICLE II.
REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS AND BUYER		4
2.1	Sellers' Representations and Warranties Concerning Sellers.	4
2.2	Buyer's Representations and Warranties.	5
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE ACQUIRED ENTITIES		7
3.1	Corporate Organization	7
3.2	Power and Authority; Enforceability.	7
3.3	No Violation	7
3.4	Brokers' Fees.	8
3.5	Capitalization.	8
3.6	Subsidiaries and Centers.	8
3.7	Financial Statements.	9
3.8	Subsequent Events.	9
3.9	Liabilities.	10
3.10	Legal Compliance.	11
3.11	Tax Matters.	11
3.12	Real Property and Leaseholds	12
3.13	Intellectual Property.	12
3.14	Contracts.	12
3.15	Accounts Receivable	13
3.16	Litigation.	13
3.17	Labor; Employees.	13
3.18	Employee Benefits.	13
3.19	Environmental, Health and Safety Matters.	14
3.20	Insurance.	14
3.21	Related Party Transaction.	15
3.22	Medicare, Medicaid and Champus.	16
3.23	Certain Payments, Etc.	16
3.24	No Referrals by Interested Parties.	16
3.25	Periodic Assessments on Healthcare Entities.	17
3.26	Sensitive Payments.	17
3.27	Disclaimer of Other Representation and Warranties.	17

ARTICLE IV.
PRE-CLOSING COVENANTS		17
4.1	General.	17
4.2	Notices and Consents.	18
4.3	Operation of Business.	18
4.4	Preservation of Business.	19
4.5	Full Access	19
4.6	Confidentiality; Public Announcement	20
4.7	Affiliated Transaction.	20
4.8	Non-Operating Assets.	20
4.9	Contact with Customer and Suppliers	20
4.10	Notification of Certain Matters.	20
ARTICLE V.
POST-CLOSING COVENANTS		21
5.1	Further Assurances	21
5.2	Litigation Support.	21
5.3	Cooperation with Respect to Tax Matters.	21
5.4	Non-Competition.	23
5.5	Patient Records.	23
5.6	Employee Matters; Benefit Plan Matters.	23
5.7	Appointment of New Medicare Authorized Representatives.	25
ARTICLE VI.
CLOSING CONDITIONS		25
6.1	General Conditions.	25
6.2	Conditions Precedent to Obligation of Buyer.	26
6.3	Conditions Precedent to Obligation of Sellers .	28
ARTICLE VII.
TERMINATION		29
7.1	Termination of Agreement	29
7.2	Effect of Termination	30
ARTICLE VIII.
INDEMNIFICATION		30
8.1	Survival of Representations and Warranties.	30
8.2	Limitations on Indemnification Liability.	31
8.3	Indemnification Provisions for Benefit of Buyer	32
8.4	Indemnification Provisions for Benefit of Sellers.	33
8.5	Procedures for Third Party Indemnification Claims.	33
8.6	Security for the Indemnification Obligation.	35
ARTICLE IX.
MISCELLANEOUS		35
9.1	Entire Agreement.	35
9.2	Successors.	36
9.3	Assignments.	36
9.4	Notices.	36
9.5	Specific Performance.	37
9.6	Submission to Jurisdiction; No Jury Trial.	37

9.7	Attorneys' Fees.	38
9.8	Time.	38
9.9	Counterparts.	38
9.10	Headings; References	38
9.11	Governing Law.	38
9.12	Amendments; Waivers; and Consents.	38
9.13	Severability.	39
9.14	Expenses.	39
9.15	Construction.	39
9.16	Schedules and Exhibits.	40
9.17	Delays or Omissions.	40
9.18	Remedies	40
9.19	Release.	41
9.20	Electronic Signatures.	41

APPENDIX A - DEFINITIONS

EXHIBITS AND SCHEDULES

Exhibit 1.3 –	Form of Escrow Agreement
Exhibit 6.1(h)-	Form of Billing Collection Services Agreement
Exhibit 6.2(j) –	Form of Sellers' Certificate Form of Buyer's
Exhibit 6.3(g) –	Certificate
Exhibit 6.3(j)(I)-	Form of Robert Farrell Employment Agreement
Exhibit 6.3(j)(II)-	Form of William Farrell Employment Agreement

Sellers Disclosure Schedule:

Schedule A - Acquired Entities' Indebtedness
Section 1.2 - Purchase Price
Section 2.1(d)- No Violation
Section 3.3 - No Violation
Section 3.5 - Capitalization
Section 3.6 - Subsidiaries and Centers
Section 3.7 - Financial Statements
Section 3.8 - Subsequent Events
Section 3.9 – Liabilities
Section 3.10 - Legal Compliance
Section 3.14 - Contracts
Section 3.17 - Labor; Employees
Section 3.18 - Employee Benefits
Section 3.20 – Insurance
Section 3.21 - Related Party Transactions
Section 3.24 - Referrals by Interested Parties
Section 3.25 - Periodic Assessments on Healthcare Entities

Section 4.7 - Affiliated Transactions
Section 4.8 - Non-Operating Assets
Section 5.4 - List of Retained Entities
Section 5.6 - Employee Matters; Benefit Plan Matters
Section 6.2(f) - Professional Services Agreements
Section 6.2(h) - Employees

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this "Agreement"), dated as of September 7, 2010, is by and among NEW JERSEY IMAGING PARTNERS, INC. ("Buyer"), a New Jersey corporation, RADNET, INC., a Delaware corporation, PROGRESSIVE HEALTH, LLC ("Progressive"), a New Jersey limited liability company, STELLAR HEALTH, LLC ("Stellar"), a New Jersey limited liability company, MEDCON CONSULTANTS, INC. ("Medcon"), a New Jersey corporation, ROBERT L. FARRELL ("RF"), an individual residing at 11 Heritage Road, Old Tappan, New Jersey 07675, and WILLIAM D. FARRELL ("WF"), an individual residing at 14 Bluefield Avenue, Harrington Park, New Jersey 07640. Terms used herein shall have the meanings set forth in Appendix A attached hereto.

RECITALS

WHEREAS, RF and WF (collectively, the "East Bergen Sellers") are the sole members and own all of the outstanding Equity Interests of East Bergen Imaging LLC ("East Bergen"), a New Jersey limited liability company;

WHEREAS, Progressive, Stellar, and Medcon (collectively, the "Progressive Sellers") are the sole members and own all of the outstanding Equity Interests in each of (a) Progressive Medical Imaging of Union City, LLC ("Union City"), a New Jersey limited liability company, (b) Progressive Medical Imaging of Hackensack, LLC ("Hackensack"), a New Jersey limited liability company, (c) Progressive Medical Imaging of Bloomfield, LLC ("Bloomfield") a New Jersey limited liability company, (d) Progressive X-Ray of Kearney, LLC ("Kearney"), a New Jersey limited liability company, and (e) Progressive X-Ray of Englewood, LLC, a New Jersey limited liability company ("Englewood": and together with Union City, Hackensack, Bloomfield and Kearney, the "Progressive Entities");

WHEREAS, Buyer desires to purchase, and the East Bergen Sellers desire to sell, all of the issued and outstanding Equity Interests of East Bergen, in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, Buyer desires to purchase, and the Progressive Sellers desire to sell, all of the issued and outstanding Equity Interests of the Progressive Entities, in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, each of the respective Boards of Directors (or similar governing body) of Buyer and the Progressive Sellers has approved this Agreement, the other Transaction Documents to which such Person is a party and the Transaction; and

WHEREAS, the East Bergen Sellers, as the sole equity holders of East Bergen, and the Progressive Sellers, as the sole equity holders of the Progressive Entities (each of the East Bergen Sellers and the Progressive Sellers, a "Seller" and collectively, the "Sellers") have each approved this Agreement and the other Transaction Documents to which each such Person is a party and the Transaction.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements, and subject to the conditions contained herein, Buyer and Sellers agree as follows:

AGREEMENT

ARTICLE I.
PURCHASE AND SALE OF EQUITY INTERESTS

1.1 Purchase and Sale of Equity Interests.

On and subject to the terms and conditions of this Agreement,

(a)  Buyer agrees to purchase from the East Bergen Sellers and the East Bergen Sellers agree to sell, transfer and assign to Buyer all of the issued and outstanding Equity Interests of East Bergen, and

(b)  Buyer agrees to purchase from the Progressive Sellers and the Progressive Sellers agree to sell, transfer and assign to Buyer all of the issued and outstanding Equity Interests of the Progressive Entities for the consideration specified in Section 1.2. After the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data relating to East Bergen and each of the Progressive Entities (East Bergen and each Progressive Entity, an "Acquired Entity" and collectively, the "Acquired Entities").

1.2   Purchase Price.

In consideration for the conveyance of the outstanding Equity Interests of the Acquired Entities and in reliance on the representations and warranties, covenants and agreements of Sellers contained in this Agreement and the other Transaction Documents, Buyer, at the Closing, shall pay to Sellers an aggregate cash amount equal to Sixteen Million Five Hundred Thousand Dollars ($16,500,000) (the "Purchase Price") (a) minus any Indebtedness of the Acquired Entities, which shall be paid pursuant to Section 1.4 (b) minus the Escrow Fund, (c) minus any portion of the Tail Insurance Premium owed by Sellers as of the Closing Date, and (d) minus any unpaid expenses incurred by Sellers in connection with the preparation, execution and delivery of this Agreement and consummation of the transactions contemplated hereby; (e) plus an amount equal to security deposits, prepaid expenses and prepaid rents (the Purchase Price, as adjusted pursuant to preceding clauses (a) through (e) of this Section 1.2 and paid at the Closing, shall be referred to as the "Closing Consideration"). The Closing Consideration shall be paid to Sellers by wire transfer in immediately available funds pursuant to the wire transfer instructions set forth in the Funds Flow Statement and allocated among each Seller in accordance with Section 1.2 of the Sellers Disclosure Schedule.

1.3   Escrow.

(a) On the Closing Date, Buyer shall deposit with the Escrow Agent Five Hundred Thousand Dollars ($500,000) of the Closing Consideration payable pursuant to Section 1.2 (the "Escrow Fund"), for the purpose of securing the indemnification obligations of Sellers set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit 1.3 attached hereto (the "Escrow Agreement"). The Escrow Fund shall be held as a trust fund and shall not be subject to any Encumbrance, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) The adoption of this Agreement and the approval of the Transaction by Buyer and each Seller shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Fund with the Escrow Agent.

1.4   Payoff Closing Indebtedness.

(a)          As soon as practicable after the date hereof, Sellers shall notify each Closing Indebtedness Holder of the Transaction and arrange to have appropriate payoff letters from each Closing Indebtedness Holder delivered to Sellers and Buyer.

(b)          On the Closing Date, (i) Buyer shall pay to the Closing Indebtedness Holders, or Sellers shall otherwise cause the transfer to, and assumption by, an Affiliate of Sellers other than an Acquired Entity of, an amount equal to the Closing Indebtedness set forth in such Closing Indebtedness Holder's payoff letter by wire transfer in immediately available funds pursuant to the wire transfer instructions set forth in the Funds Flow Statement, and (ii) upon receipt of such payment, each Closing Indebtedness Holder shall cancel any and all outstanding notes relating to such holder's Closing Indebtedness and deliver all related Encumbrance releases to Buyer and Sellers, with the result that immediately following the Closing there will be no further monetary obligations of the Acquired Entities outstanding immediately prior to the Closing.

1.5   Tax Treatment; Allocation.

Consistent with Treasury Regulation Section 301.7701-3(b)(1), Buyer and Sellers agree to report the purchase and sale of the Equity Interests pursuant to this Agreement for federal income Tax purposes (and, where applicable, state income Tax purposes) as required by Revenue Ruling 99-6, except as otherwise required by applicable Law, as a purchase and sale of the assets of the Acquired Entities. Buyer and Sellers further agree that the Purchase Price, as adjusted pursuant to Section 1.2, shall be allocated among the assets of the Acquired Entities in accordance with the methodology set forth on Section 1.5 of the Sellers Disclosure Schedules (the "Asset Allocation"). Unless otherwise required by applicable Tax Law, Buyer, Sellers and the Acquired Entities will not take a position in any forum that is inconsistent with this Section  1.5 or the Asset Allocation, including taking an inconsistent position on any Tax Return (including IRS Form 8594), or in any audit or other proceeding relating to Tax.

1.6   Closing.

(a)          Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article VII, the closing of the Transaction (the "Closing") shall take place at the offices of Buyer, 1510 Cotner Ave, Los Angeles, CA 90025, commencing at 9:00 a.m., local time, or at such other location and time as shall be mutually agreed to by the Buyer and Sellers, on the third (3rd) Business Day following the satisfaction or waiver (by the Party with the authority to make such waiver) of all conditions to the obligations of the Parties to consummate the purchase and sale of the Equity Interests (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Sellers may mutually determine (the "Closing Date"). The Transaction shall be deemed effective as of 12:01 a.m. New York City time, on the Closing Date.

(b)          Intervening Litigation. If prior to the Closing Date any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Governmental Body shall restrain or prohibit this Agreement or the consummation of the Transaction for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either Party for a period of not more than thirty (30) days. If at the end of such thirty (30) day period such injunction or Order shall not have been favorably resolved, either Party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

    1.7   Accounts Receivable and Cash.

Buyer acknowledges and agrees that the Accounts Receivable and Cash on hand of each of the Acquired Entities will be distributed to one or more of the Sellers immediately prior to Closing and will not be included among the assets of any of the Acquired Entities at Closing.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS AND BUYER

    2.1   Sellers' Representations and Warranties Concerning Sellers.

Except as set forth in the disclosure schedule delivered by Sellers to Buyer at or prior to the execution of this Agreement (the "Sellers Disclosure Schedule"), each Seller, jointly and severally, represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

(a)          The East Bergen Sellers. The East Bergen Sellers are each individuals residing in the State of New Jersey.

(b)          Corporate Organization of the Progressive Sellers. Progressive and Stellar are each limited liability companies duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Medcon is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each of the Progressive Sellers is duly authorized to conduct its business and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect.

(c)          Power and Authority; Enforceability. Each Seller has the legal power and authority to execute and deliver each Transaction Document to which such Seller is a party, and to perform and consummate the Transaction. Each Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which such Seller is a party, the performance of such Seller's obligations thereunder, and the consummation of the Transaction. Each Transaction Document to which each Seller is a party has been duly authorized, executed and delivered by such Seller and assuming that each Transaction Document is a valid and binding obligation of Buyer, each Transaction Document to which any Seller is a party constitutes the legally binding obligation of such Seller Enforceable against it in accordance with its terms.

(d)          No Violation. Except as set forth on Section 2.1(d) of the Sellers Disclosure Schedule, the execution and the delivery of the Transaction Documents to which each Seller is a party and the performance and consummation of the Transaction by such Seller will not (i) violate any Law to which such Seller is subject, or give any Governmental Body or other Person the right to challenge the Transaction; (ii) Breach any Contract or Permit to which such Seller is a party or by which such Seller is bound or to which any of such Seller's assets is subject (other than Permitted Encumbrances), except where such Breach would not have a Material Adverse Effect; or (iii) require any Consent, except where the failure to obtain such Consent would not have a Material Adverse Effect (other than any notifications or filings to the relevant state or federal regulatory agencies).

(e)          Brokers' Fees. No Seller has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transaction for which Buyer or the Acquired Entities could become directly or indirectly Liable.

(f)          Equity Interest; Seller Information. The East Bergen Sellers hold of record and own directly all of the outstanding Equity Interests of East Bergen, and the Progressive Sellers hold of record and own directly all of the outstanding Equity Interests of each of the Progressive Entities, in each case free and clear of any Encumbrances (other than Permitted Encumbrances and any restrictions under the Securities Act and state securities Laws).

    2.2   Buyer's Representations and Warranties.

Except as set forth in the disclosure schedule delivered by Buyer to Sellers at or prior to the execution of this Agreement (the "Buyer Disclosure Schedule"), Buyer, represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

(a)           Corporate Organization. Buyer is an entity duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Buyer is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect. Buyer is an operating entity which was formed on April 14, 2009 and was not formed solely for purposes of consummating the Transactions contemplated under this Agreement.

(b)          Power and Authority; Enforceability. Buyer has the legal power and authority to execute and deliver each Transaction Document to which Buyer is a party, and to perform and consummate the Transaction. Buyer has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which Buyer is a party, the performance of each Buyer's obligations thereunder, and the consummation of the Transaction. Each Transaction Document to which Buyer is a party has been duly authorized, executed and delivered by Buyer and assuming that each Transaction Document is a valid and binding obligation of Sellers, each Transaction Document to which Buyer is a party constitutes the legally binding obligation of Buyer Enforceable against it in accordance with its terms.

(c)          No Violation. Except as set forth on Section 2.2(c) of the Buyer Disclosure Schedule, the execution and delivery of the Transaction Documents to which Buyer is a party and the performance and consummation of the Transaction by Buyer will not (i) violate any Law to which Buyer is subject or any provision of its Organizational Documents or give any Governmental body or other Person the right to challenge the Transaction; (ii) Breach any Contract or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject (other than Permitted Encumbrances); (iii) require any Consent (other than any notifications or filings to the relevant state or federal regulatory agencies).

(d)          Regulatory Approvals. Buyer has not taken any action and does not have any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Permits or Consents of a Governmental Body or result in the imposition of a condition or restriction with respect to any such Permits or Consents.

(e)          Fraudulent Transfer Law; Solvency. Assuming that none of the Acquired Entities is insolvent immediately prior to the Closing Date, and the representations and warranties of Sellers contained in this Agreement are true and accurate in all material respect, the Acquired Entities will not be insolvent immediately after the Closing, taking into account changes in assets and Liabilities of the Acquired Entities as a result of the Transaction. Buyer (i) is not now insolvent, nor will Buyer be rendered insolvent by the occurrence of the Transaction, and (ii) is not subject to any currently pending, or to the Knowledge of Buyer, Threatened bankruptcy or insolvency proceedings. Buyer is not entering the Transaction with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries or the Acquired Entities. Immediately after giving effect to the Transaction, Buyer and each of its Subsidiaries will have adequate capital to carry on their respective businesses.

(f)          Litigation. There are no Actions pending or, to the Knowledge of Buyer, Threatened against Buyer, or before or by any Governmental Body nor is there any Order outstanding against Buyer, which in any case or if adversely determined would have a Material Adverse Effect or reasonably would be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transaction.

(g)          Investment Intent. Buyer is acquiring the Acquired Entities for its own account with the present intention of holding the securities of the Acquired Entities for investment purposes and not with a view to or for sale in connection with any distribution of such securities in violation of any federal, state or foreign securities Laws. Buyer is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

(h) Brokers' Fees. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transaction for which Sellers or any of their respective Subsidiaries or Affiliates could become directly or indirectly Liable.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO
THE ACQUIRED ENTITIES

Except as set forth in the Sellers Disclosure Schedule, Sellers, jointly and severally, each represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

    3.1   Corporate Organization.

Each of the Acquired Entities is an entity duly organized, validly existing, and in good standing under the Laws of the State of New Jersey. Each of the Acquired Entities is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Acquired Entities has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. Sellers have delivered to Buyer correct and complete copies of Acquired Entities' Organizational Documents, as amended to date. None of the Acquired Entities is in Breach of any provision of its Organizational Documents.

    3.2   Power and Authority; Enforceability.

Each of the Acquired Entities has the legal power and authority to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the Transaction. Each of the Acquired Entities has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of such Acquired Entity's obligations thereunder, and the consummation of the Transaction. Each Transaction Document to which such Acquired Entity is a party has been duly authorized, executed, and delivered by, such Acquired Entity, and assuming that each Transaction Document is a valid and binding obligation of Buyer, each Transaction Document to which such Acquired Entity is a party is Enforceable against such Acquired Entity in accordance with its terms.

    3.3   No Violation.

Except as set forth on Section 3.3 of the Sellers Disclosure Schedule, the execution and the delivery of the applicable Transaction Documents to which any Acquired Entity is a party and the performance and consummation of the Transaction by each such Acquired Entity will not (a) violate any Law to which such Acquired Entity is subject or any provision of such Acquired Entity's Organizational Documents, except where such violation would not have a Material Adverse Effect; (b) Breach any Contract or Permit to which any Acquired Entity is a party or by which such Acquired Entity is bound or to which any of such Acquired Entity's assets is subject (other than Permitted Encumbrances), except where such Breach would not have a Material Adverse Effect; or (c) require any Consent, except where failure to obtain such Consent would not have a Material Adverse Effect (other than any notifications or filings to the relevant state or federal regulatory agencies). The copies of each Acquired Entity's Organizational Documents that were provided to Buyer are accurate and complete and reflect all amendments made through the date hereof. Each of the Acquired Entities' minute books and other records made available to Buyer for review reflect all material actions taken and authorizations made at meetings of such Acquired Entities' partners, members, boards of directors or any committees thereof and at any Equity Interest owner meetings thereof.

3.4   Brokers' Fees.

No Acquired Entity has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transaction for which Buyer or any Acquired Entity could become directly or indirectly Liable.

3.5   Capitalization.

As of Closing, the authorized, issued and outstanding Equity Interests of each of the Acquired Entities on a fully diluted basis will be as set forth on Section 3.5 of the Sellers Disclosure Schedule. All of the issued and outstanding Equity Interests of the Acquired Entities: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all applicable state and federal securities Laws, and (c) are held, or as of Closing will be held, beneficially and of record, by Sellers as set forth in Section 3.5 of the Sellers Disclosure Schedule. No Commitments exist or are authorized with respect to the Equity Interests of the Acquired Entities and no Commitments will arise in connection with the Transaction. There are no Contracts with respect to the voting or transfer of the Acquired Entities' Equity Interests. None of the Acquired Entities is obligated to redeem or otherwise acquire any of its respective outstanding Equity Interests. Assuming consummation of the Transaction, Buyer will acquire, at the Closing, title to all of the Equity Interests of the Acquired Entities, free and clear of any Encumbrances (other than the Permitted Encumbrances).

3.6   Subsidiaries and Centers.

(a)         None of the Acquired Entities has any Subsidiaries. Section 3.6(a) of the Sellers Disclosure Schedule accurately sets forth the names and titles of the Acquired Entities' officers. Sellers have delivered or made available to Buyer accurate and complete copies of (i) the membership records of Acquired Entities, and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written Consent or otherwise without a meeting) of the equity holders of Acquired Entities and all committees of the Acquired Entities. To the Knowledge of Sellers, there have been no formal meetings of the holders of Equity Interests of the Acquired Entities or any committee of the Acquired Entities that are not reflected in such records.

(b)          Section 3.6(b) of the Sellers Disclosure Schedule sets forth the name and address of each medical diagnostic imaging center owned by any Acquired Entity as of the Closing Date (each, an "Acquired Center" and collectively, the "Acquired Centers"), and an inventory of substantially all furniture, fixtures and equipment located in each Acquired Center.

3.7   Financial Statements.

Attached as Section 3.7 of the Sellers Disclosure Schedule are (a) the management-prepared, unaudited, consolidated year-end balance sheet of the Acquired Entities, among others, as of December 31, 2009 (the "Financial Statement Date") (such balance sheet referred to as the "2009 Financial Statement"), and (b) the audited, consolidated year-end balance sheet of each Acquired Entity, among others, as of December 31, 2007 and 2008, respectively, and the audited consolidated statements of operations, members' equity and cash flow of the Acquired Entities, among others, for each of the fiscal years then ended (collectively the "Historical Financial  Statements" and together with the 2009 Financial Statement, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP as applied by Sellers and the Acquired Entities on a consistent basis throughout the periods covered thereby (except as stated therein), present fairly in all material respects the consolidated financial condition of each Acquired Entity, among others, as of such dates and the consolidated results of operations of each Acquired Entity, among others, for such periods, are correct and complete in all material respects, and are consistent in all material respects with the books and records of each Acquired Entity; provided, however, that the 2009 Financial Statement has no notes attached thereto and does not have year-end adjustments or other presentation items. Since the Financial Statement Date, no Acquired Entity has effected any material change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP or to conform any Acquired Entity's accounting policies and practices to Law.

3.8   Subsequent Events.

Except as set forth in Section 3.8 of the Sellers Disclosure Schedule or permitted by this Agreement or Buyer, since the Financial Statement Date, each Acquired Entity has operated in the Ordinary Course of Business and there has not been any:

(a)          event, situation or occurrence that, individually or in the aggregate, has had a Material Adverse Effect;

(b)          increase in the compensation or fringe benefits payable or to become payable to any executive officer of any Acquired Entity, other than increases made in the Ordinary Course of Business or as required by Law or under any existing Contracts;

(c)          amendments, alterations or modification in the terms of any currently outstanding Equity Interests of the Acquired Entities or any securities convertible into or exchangeable for such Equity Interests, including any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities and no Acquired Entity has sold or otherwise issued any Equity Interest;

(d)          declaration or payment of any dividend or other distribution, or the transfer of any assets, by any Acquired Entity to any Equity Interest holders with respect to the Equity Interests, or any redemption, repurchase or other acquisition by any of its Equity Interests, except, in each case, in the Ordinary Course of Business; provided, however, that each Acquired Entity may use all available Cash to make dividends or other distributions (including management fees) to any Seller;

(e)          material closure, shut down or other elimination of any Acquired Entity's offices, franchises or any other change in the character of its business, properties or assets, except for closures, shut downs, or other eliminations that have not had or would not reasonably be expected to have a Material Adverse Effect;

(f)          loan or advance to any of its Equity Interest holders, officers, employees, agents or consultants, except in the Ordinary Course of Business;

(g)         sale, lease, transfer, or assignment of any assets, except in the Ordinary Course of Business;

(h)         cancellation, compromise, waiver, or release of any Action (or series of related Actions), except in the Ordinary Course of Business or not in excess of Ten Thousand Dollars ($10,000) individually;

(i)           Contracts entered into or any rights granted with respect to any Intellectual Property Rights, except in the Ordinary Course of Business;

(j)          amendment, modification or change (or authorization thereof) to the Organizational Documents of any Acquired Entity; or

(k)         agreement to do, cause or suffer any of the foregoing.

3.9   Liabilities.

To the Sellers' Knowledge, none of the Acquired Entities has any Liability, except for (a) Liabilities set forth in the Financial Statements or disclosed in any notes thereto and not heretofore paid or discharged, (b) Liabilities that have arisen after the Financial Statement Date in the Ordinary Course of Business which are of the same character and nature as Liabilities set forth in Financial Statements or disclosed in any notes thereto, (c) Indebtedness to be satisfied on the Closing Date pursuant to Section 1.4, and (d) Liabilities relating to any Acquired Entity's obligations under any Contract listed in Section 3.14 of Sellers Disclosure Schedule. On the Closing Date, all of the assets, including those set forth on Section 3.6(b) of the Sellers Disclosure Schedule, of the Acquired Entities shall be free and clear of all Encumbrances and the Acquired Entities will have no Liabilities other than those related to the Premises Leases for each Acquired Center and the other operating leases and operating Contracts of the Acquired Entities listed in Section 3.9 of Sellers Disclosure Schedule which shall be current at the Closing.

3.10 Legal Compliance.

Except as set forth in Section 3.10 of the Sellers Disclosure Schedule:

To the Knowledge of the Sellers, (a) each Acquired Entity is in compliance in all material respects with all applicable Laws, and (b) no Action is pending or Threatened against it alleging any failure to so comply, except where the failure to comply would not have a Material Adverse Effect. To the Sellers' Knowledge, no material expenditures are, or based on applicable Law, will be required of any Acquired Entity for it and its business and operations to remain in compliance in all material respects with applicable Law. To the Sellers' Knowledge, (x) each Acquired Entity has all material Permits that are required for the conduct of its business as presently conducted, (y) all such Permits are in full force and effect and (z) no suspension or cancellation of any such Permit is Threatened, in each case except where the failure to maintain any such Permit would not have a Material Adverse Effect. To the Knowledge of the Sellers, Sellers have not received any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit on the part of any Acquired Entity or relating to its business or assets, or (2) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Permit by any Governmental Body relating to the business or assets of any Acquired Entity. Each Acquired Entity is qualified as an IDTF with Medicare.

3.11 Tax Matters.

(a)         All Tax Returns that are required to be filed by or with respect to each Acquired Entity have been duly filed or if required to be filed prior to the Closing Date will be filed when due and all such returns are true, complete and correct in all material respects.

(b)         All Taxes shown to be due on such Tax Returns or if any Taxes are shown to be due on any Tax Returns filed prior to the Closing Date have been paid or will be paid in full by the Sellers following the Closing.

(c)         All deficiencies asserted or assessments made as a result of any examinations have been paid in full other than those being contested in good faith by appropriate proceedings and for which Sellers will remain responsible following the Closing.

(d)         There are no Encumbrances for Taxes upon the properties or assets of the Acquired Entities other than Encumbrances for current Taxes not yet due and payable. Sellers have made available to Buyer true and correct copies of the United States federal income Tax Returns filed by or with respect to the Acquired Entities for each of the three (3) most recent fiscal years ended on or before December 31, 2009, and has provided the Tax Return for December 31, 2009.

(e)         None of the Acquired Entities has entered into or become bound by any agreement or Consent pursuant to section 341(f) of the Code. The Acquired Entities will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring or accounting methods employed, prior to the Closing. There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Entities that, individually or collectively, would give rise directly or indirectly to the  payment of any amount that would not be deductible pursuant to section 280G or section 162 of the Code. The Acquired Entities are not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

3.12 Real Property and Leaseholds.

(a)          The Acquired Entities do not own any real property or interest therein.

(b)          Each Acquired Entity holds valid and subsisting leasehold interests in all parcels of real property leased or subleased to such Acquired Entity (the "Premises Leases"), free and clear of all Encumbrances (other than Permitted Encumbrances). Each of the Premises Leases are the result of arms-length negotiation with rental amounts and other terms at fair market value.

3.13 Intellectual Property.

(a)          Each Acquired Entity owns, or has validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, brand names, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights"), in each case, which are material to the conduct of the business of each such Acquired Entity as currently conducted.

(b)          To Sellers' Knowledge, the conduct by the Acquired Entities of their respective business has not and does not infringe upon, misappropriate or conflict with any Intellectual Property Right of any Person, and there are no pending or Threatened claims alleging that the business or operations of any Acquired Entity infringes, misappropriates or conflicts with the Intellectual Property Rights of any Person.

3.14 Contracts.

(a)          Section 3.14 of the Sellers Disclosure Schedule lists all Contracts of the Acquired Entities that provide for an aggregate payment of at least Fifty Thousand Dollars ($50,000) from or to any Acquired Entity in any contract year, other than (i) Contracts that can or in reasonable probability will be completed within ninety (90) days of the Closing Date or can be terminated within such ninety (90) day period without payment of a penalty, or (ii) Contracts for goods and services purchased in the Ordinary Course of Business of any such Acquired Entity.

(b)          No Acquired Entity is in material Breach of any Contract set forth on Section 3.14 of the Sellers Disclosure Schedule, or in material default with respect thereto, except for Breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect. None of the Contracts set forth on Section 3.14 of the Sellers Disclosure Schedule contain any provisions relating to a change in control of the applicable Acquired Entity the effect of which would have a Material Adverse Effect.

3.15 Accounts Receivable.

At least One Million Dollars ($1,000,000) of the Accounts Receivable of the Acquired Entities being distributed to one or more Sellers immediately prior to Closing shall be collectible.

3.16 Litigation.

No Acquired Entity is (a) subject to any outstanding Order or (b) a party to, the subject of, or, to the Knowledge of the Sellers, Threatened to be made a party to or the subject of any Action, except Orders or Actions that would not, individually or in the aggregate, have a Material Adverse Effect.

3.17 Labor; Employees.

(a)          No Acquired Entity is a party to or bound by any collective bargaining Contract, nor, within the five (5) year period preceding the date of this Agreement, has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Sellers' Knowledge, within the five (5) year period preceding the date of this Agreement, no Acquired Entity has committed any unfair labor practice (as determined under any Law). No Seller has any Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any Acquired Entity's employees.

(b)           Section 3.17(b) of The Sellers Disclosure Schedule contains an accurate list of all employment Contracts between any Acquired Entity or Progressive and any of its respective employees in effect as of the date of this Agreement. Except in accordance with the employment Contracts identified in the Sellers Disclosure Schedule, no individual will accrue or receive material additional benefits, service or accelerated rights to payment of benefits as a result of the Transaction.

3.18 Employee Benefits.

(a)          Section 3.18 of the Sellers Disclosure Schedule sets forth a list of all plans and other material arrangements which provide compensation or benefits to officers, directors, consultants, or employees of the Acquired Entities, including, without limitation, all "employee benefit plans" as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or fringe benefit plans, and all employment or executive compensation agreements maintained or entered into by any Seller and/or the Acquired Entities on behalf of employees of the Acquired Entities (collectively, the "Acquired Entity Plans").

(b)          All Acquired Entity Plans are in material compliance with, and within the five (5) year period preceding the date of this Agreement have been operated in material compliance with, each applicable provision of ERISA, the Code, and other Law.

(c)          None of the Acquired Entities nor any member of the same controlled group of businesses as such Acquired Entity within the meaning of Section 400 1 (a)(14) of ERISA (an "ERISA Affiliate") is, or within the five (5) year period preceding the date of this Agreement was, a sponsor or obligated to contribute to any plan covered by Title IV of ERISA or Section 412 of the Code, or to any "multi-employer plan," within the meaning of Section 3(37) of ERISA. Other than routine claims for benefits under the Acquired Entity Plans, there are no pending, or to the knowledge of the Sellers, Threatened actions involving the Acquired Entity Plans with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Acquired Entity Plan or any other person whomsoever.

(d)          Each Acquired Entity's Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D(a) of the Code, is in material compliance with such requirements in all material respects, and, except as required by such sections of the Code, no Acquired Entity's Plan that is a "welfare benefit plan," as defined in Section 3(1) of ERISA, provides for post-employment benefits.

(e)          None of the Acquired Entities nor any ERISA Affiliate has failed to make any material contributions or to pay any material amounts due and owing as required by the terms of any Acquired Entity's Plan. Any Acquired Entity Plans which are intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

(f)          Each Acquired Entity has delivered to Buyer true and complete copies of: (i) such Acquired Entity's Plans and any related funding agreements thereto (including insurance contracts), including all amendments, (ii) the currently effective summary plan description pertaining to each of the Acquired Entity's Plans, (iii) the three (3) most recent annual reports on Form Series 5500 for the Acquired Entity's Plans (including all relevant schedules and any relevant financial statements thereto), and (iv) the most recent Internal Revenue Service determination letter for each Acquired Entity's Plan which is intended to constitute a qualified plan under Section 401 of the Code.

3.19 Environmental, Health and Safety Matters.

(a)          Each Acquired Entity is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets.

(b)          To Sellers' Knowledge the location at which each Acquired Entity operates, or has operated, its business is in compliance in all material respects with all Environmental, Health and Safety Requirements.

(c)          Sellers have not received notice of, and to Sellers' Knowledge there are no pending, or Threatened allegations by any Person that any of the Acquired Entities' properties or assets are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements.

3.20  Insurance.

(a)          Section 3.20 of the Sellers Disclosure Schedule sets forth a list of all insurance policies maintained by or at the expense of, or for the direct or indirect benefit of each Acquired Entity and includes (i) the name of the insurance carrier that issued such policy and the policy number of such policy, (ii) whether such policy is a "claims made" or an "occurrences" policy, (iii) the annual premium payable with respect to such policy, and the cash value (if any) of such policy, and (iv) a description of any claims pending with respect to such policy.

(b)          The Sellers have delivered to Buyer accurate and complete copies of all of the insurance policies identified in Section 3.20 of the Sellers Disclosure Schedule (including all renewals thereof and endorsements thereto) and any pending or renewal application for insurance coverage.

(c)          Sellers or the Acquired Entities have paid all premiums and other amounts owing in full on a timely basis with respect to the insurance policies identified in Section 3.20  of the Sellers Disclosure Schedule.

(d)          To the Knowledge of Sellers, no Seller nor any of the Acquired Entities has received:

(i)           any written notice or other written communication regarding the actual or possible cancellation or invalidation of any of the insurance policies identified in Section 3.20 of the Sellers Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

(ii)           any written notice or other written communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the insurance policies identified in Section 3.20 of the Sellers Disclosure Schedule.

3.21 Related Party Transaction.

(a) Except as set forth in Section 3.21(a) of the Sellers Disclosure Schedule:

(i)           no Affiliate of any Acquired Entity (other than another Acquired Entity) has any direct or indirect interest of any nature in any asset used in or otherwise relating to any of such Acquired Entity's business;

(ii)           no Affiliate of any Acquired Entity is indebted to such Acquired Entity;

(iii)           no Affiliate of any Acquired Entity has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving such Acquired Entity.

(b) Section 3.21(b) of the Sellers Disclosure Schedule (i) identifies each entity, related as of the Closing Date through "common ownership or control" to each Acquired Entity or under the definitions of such quoted term set forth under Laws promulgated by the federal Medicare program or by the Medicaid program as applicable in the state where such Acquired Entity is located, and (ii) states the nature of the transaction and the nature of the relationship, including the percentage of common ownership or relationship that creates such control. A copy of each Contract between such entity and any Acquired Entity has been delivered or made available to Buyer.

3.22 Medicare, Medicaid and Champus.

To Seller's Knowledge, each Acquired Entity has complied in all material respects with all Laws of Medicare, Medicaid, Champus and other governmental healthcare programs, and has filed all material claims, invoices, cost reports and other forms required to be filed by such Acquired Entity pursuant to Medicare, Medicaid, Champus or any other governmental health or welfare related entity or any third party payor and all such filings are true, complete, correct and accurate in all material respects. To Seller's Knowledge, no material deficiency (either individually or in the aggregate) in any such claims, returns, invoices, cost reports and other filings, including claims for overpayment or deficiencies for late filings, has been asserted or Threatened by any federal or state agency instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or Champus claims or any other third party payor. To Seller's Knowledge, no Acquired Entity has been subject to any audit relating to fraudulent Medicare, Medicaid or Champus procedures or practices. To Seller's Knowledge, no claim or request for recoupment or reimbursement from any Acquired Entity has been made by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or Champus claims.

3.23 Certain Payments, Etc.

Neither any Acquired Entity nor any officer or, to Sellers' Knowledge, employee, agent or other Person associated with or acting for or on behalf of such Acquired Entity, has at any time, directly or indirectly:

(a)          used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)          made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of such Acquired Entity, or

(c)          made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person.

3.24 No Referrals by Interested Parties.

Except as identified in Section 3.24 of the Sellers Disclosure Schedule, there have been no referrals of patients to any Acquired Entity by physicians owning any Equity Interest, whether direct or indirect, in such Acquired Entity, or, except as identified in Section 3.24 of the Sellers Disclosure Schedule, to the Knowledge of Seller, there have been no referrals of patients to such Acquired Entity by physicians having any financial relationship, other than the right to receive a fee for professional services rendered or that would otherwise not constitute a violation of Law, with such Acquired Entity.

3.25 Periodic Assessments on Healthcare Entities.

Except as disclosed in Section 3.25 of the Sellers Disclosure Schedule, each Acquired Entity has timely filed all material reports required of it by federal or state agencies having jurisdiction over any aspect of the operation of such Acquired Entity and have timely paid all periodic assessments imposed by Law with respect to the revenues derived from such operation, and will be solely responsible for the payment of any such assessment that becomes payable after the Closing Date as a result of the operation of such Acquired Entity on or before such Closing Date.

3.26 Sensitive Payments.

To Seller's Knowledge, no Acquired Entity has: (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its or their books, (c) given or received any payments or other forms of remuneration in connection with the referral of patients which would violate the Medicare/Medicaid Anti Kickback Law, Section 1128(b) of the Social Security Act, 42 U.S.C. section 1320a-7b(b), or any analogous state statute, or (d) made any payments to any person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

3.27 Disclaimer of Other Representation and Warranties.

Except as expressly set forth in this Article III, the Equity Interests of the Acquired Entities are sold on an "as-is, where-is" basis and Sellers make no representation or warranty, express or implied, at law or in equity, in respect of any of the assets or operations of the Acquired Entities, including, with respect to merchantability or fitness for any particular purpose of such assets, and any such other representations or warranties are hereby expressly disclaimed, notwithstanding the delivery or disclosure to Buyers of any documentation or other information with respect to the foregoing.

ARTICLE IV.
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period commencing on the date hereof and ending on the earlier of the Closing Date or the Termination Date:

4.1   General.

Each Party will use its Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective, and comply in all material respects with all of the terms of this Agreement and the Transaction applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in Article VI).

4.2   Notices and Consents.

(a)          Each Seller will give any notices to third parties, and will use its Best Efforts to obtain any third party waivers, Permits, Consents, approvals or other authorizations set forth on Section 2.1(d) and Section 3.3 of the Sellers Disclosure Schedule as soon as possible after the date of this Agreement and shall remain in force through the Closing Date. Each Seller will give any notices to, make any filings with, and use its Best Efforts to obtain any waivers, Permits, Consents, approvals or other authorizations of any Governmental Body, if any, required pursuant to any applicable Law in connection with the Transaction including in connection with the matters referred to in Section 2.1(d) and Section 3.3 as soon as possible after the date of this Agreement and shall remain in force through the Closing Date.

(b)          Buyer will give any notices to third parties, and will use its Best Efforts to obtain any third party waivers, Permits, Consents, approvals or other authorizations set forth on Section 2.2(c) of the Buyer Disclosure Schedule. Buyer will give any notices to, make any filings with, and use its Best Efforts to obtain any waivers, Permits, Consents, approvals or other authorizations of any Governmental Body, if any, required pursuant to any applicable Law in connection with the Transaction including in connection with the matters referred to in Section 2.2(c) and as soon as possible after the date of this Agreement and shall remain in force through the Closing Date.

(c)          Each Party will cooperate and use its Best Efforts to agree jointly on a method to overcome any objections by any Governmental Body to the Transaction.

(d)          Nothing in this Section 4.2 will require that (i) Buyer or any of its Affiliates divest, sell, or hold separately any of its assets or properties, or (ii) Buyer, any of its Affiliates, or the Acquired Entities (the determination with respect to which Buyer will make) take any actions that could affect the normal and regular operations of Buyer, its Affiliates, or the Acquired Entities after the Closing.

(e)          Each of Buyer and Sellers shall use Best Efforts to cause the conditions set forth in Article VI to be satisfied and to consummate the Transaction and do all things as may be necessary to consummate the Transaction.

4.3   Operation of Business.

Without the prior written Consent of Buyer, Sellers shall not permit any Acquired Entity to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or engage in any practice, take any action, or enter into any transaction described in Section 3.8. Notwithstanding the foregoing, from the date of this Agreement until the earlier of the Closing or the Termination Date, except as otherwise expressly provided in this Agreement or agreed to by Buyer in writing, Sellers shall not permit or cause any Acquired Entity to (a) amend or terminate any Contract, or enter into any Contract other than in the Ordinary Course of Business and in no event involving more than Ten Thousand Dollars ($10,000), individually, or Twenty-Five Thousand Dollars ($25,000) in the aggregate, (b) sell, assign, transfer, distribute or otherwise transfer or dispose of any of the assets of such Acquired Entity, except for dispositions in the Ordinary Course of Business and distributions or payments by any Acquired Entity of Cash to any of the Sellers (whether in the form of dividends, management fees or otherwise) prior to the Closing, (c) cancel, forgive, release, discharge or waive any right with respect to the assets of such Acquired Entity or agree to do any of the foregoing, except for compromises of accounts receivable in the Ordinary Course of Business, or (d) take any action relating to any liquidation or dissolution of such Acquired Entity, except as required by Law. Subject to compliance with applicable Law, from the date hereof until the earlier of the Closing or the Termination Date, the Sellers will promptly notify Buyer in the event a Material Adverse Effect with respect to any Acquired Entity occurs and provide to Buyer copies of all material filings made by such Acquired Entity with any Governmental Body during such period.

4.4   Preservation of Business.

The Sellers shall cause each Acquired Entity to keep its business and properties substantially intact in the Ordinary Course of Business, including its present operations, physical facilities, and working conditions, and relationships with lessors, licensors, suppliers, referral sources, insurers and employees. Notwithstanding the foregoing, prior to the Closing, Sellers will remove from each Acquired Entity all assets, Liabilities, Contracts, and similar items, which are unrelated to such Acquired Entity's business, at no cost or expense to Buyer or such Acquired Entity.

4.5   Full Access.

Sellers will cause each Acquired Entity to permit representatives of Buyer to have full access during normal business hours, and in a manner so as not to unreasonably interfere with the normal business operations of such Acquired Entity, to all premises, properties, personnel, books, records, Contracts, and documents pertaining to such Acquired Entity and will furnish, upon request by Buyer, copies of all such books, records, Contracts and documents pertaining to such Acquired Entity and all financial, operating and other data, and other information as Buyer may reasonably request; provided, however, that no investigation pursuant to this Section 4.5  will affect any representations or warranties made herein insofar as it relates to the conditions to the Parties' obligations to consummate the Transaction.

4.6   Confidentiality; Public Announcement.

No Party or its Affiliates, employees, agents and representatives will disclose to any third party any Confidential Information concerning the business or affairs of any other Party that it may have acquired from such Party without the prior written Consent of such Party; provided, however, any Party may disclose any such Confidential Information (a) to such Party's Affiliates and any of their respective employees, lenders, counsel, or accountants, the disclosure of which the applicable disclosing Party will be responsible; (b) to comply with any applicable Law or Order; provided that prior to making any such disclosure the Party making the disclosure notifies the other Party and uses its Best Efforts (at the other Party's cost and expense and other than litigation) to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or any of its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without relying in any manner on any Confidential Information; or (e) to the extent that the same information becomes available to the Party making such disclosure on a non-confidential basis from a source other than a Party or any of its Affiliates, which source, to the disclosing Party's Knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the other Party. If the Transaction is not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may request. Notwithstanding the foregoing, the Parties may issue a joint public announcement in connection with the execution of this Agreement and the consummation of the Transaction; provided that before making any such public announcement, the Parties hereto shall use good faith efforts to agree upon the text of a joint announcement to be made by the Parties hereto or use good faith efforts to obtain the other Party's approval of the text of any public announcement to be made solely on behalf of such Party. If the Parties hereto are unable to agree on or approve such a public statement or announcement and a Party is of the good faith opinion that such statement or announcement is required by Law, or the rules of any stock exchange on which such Party's securities are traded, then such Party may make or issue the legally required statement or announcement.

4.7   Affiliated Transaction.

The Sellers will cause all Contracts and employee benefit plans between Sellers or any of their respective Affiliates, on the one hand, and any of the Acquired Entities, on the other hand, set forth on Section 4.7 of the Sellers Disclosure Schedule to be terminated effective as of the Closing, without any cost or continuing obligation to the Acquired Entities or Buyer, and will deliver to Buyer evidence of such termination in a form reasonably acceptable to Buyer.

4.8   Non-Operating Assets.

Sellers and/or the Acquired Entities shall transfer each of the non-operating assets, non-operating Contracts, and non-operating liabilities, set forth on Section 4.8 of the Sellers Disclosure Schedule (the "Non-Operating Assets") to the entities set forth therein.

4.9   Contact with Customer and Suppliers.

Prior to the Closing, neither Buyer nor any of its representatives shall contact or otherwise communicate with the employees, customers or suppliers of the Acquired Entities unless, in each instance, Buyer has first received the prior written consent of Sellers.

4.10 Notification of Certain Matters.

Sellers may elect at any time to notify the Buyer of any development causing a Breach of their representations and warranties in Section 2.1 or Article III above. Unless the Buyer has the right to terminate this Agreement pursuant to Section 7.1(c) below by reason of the development and exercises that right in Section 7.1(c) below, the written notice pursuant to this Section 4.10  will be deemed for purposes of the Sellers' indemnification obligations pursuant to Article VII for Breaches of Sellers' representations or warranties, (i) to have amended the Sellers' Disclosure Schedule (ii) to have qualified the representations and warranties contained in Section 2.1 or Article III (as the case may be) above, and (iii) to have cured any misrepresentation or breach of warranty that otherwise might have existed by reason of the development for which Sellers would be required to indemnify Buyer.

ARTICLE V.
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

5.1 Further Assurances.

From time to time after the Closing, the parties will take any and all such action and execute and deliver to one another any and all further agreements, instruments, certificates and other documents, as may reasonably be requested by any other Party all at the requesting Party's sole cost and expense (unless the requesting Party is entitled to indemnification therefore under Article VIII) in order to consummate the Transaction, and to effect an orderly transition of the ownership and operations of the Acquired Entities.

5.2   Litigation Support.

So long as any Party is actively contesting or defending any Action in connection with (a) the Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date, each other Party will cooperate with such Party and such Party's counsel in the contest or defense, making available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefore under Article VIII); provided, however, that the contesting Party shall be obligated to reimburse the cooperating Party for all counsel fees and related out-of-pocket litigation support costs incurred.

5.3   Cooperation with Respect to Tax Matters.

(a) Sellers and Buyer recognize that each of the Acquired Entities has been treated for federal income Tax purposes as a "disregarded entity" or partnership. After the Closing Date (i) Sellers shall include (to the extent required by law) the taxable income or loss, and all other Tax items, of the applicable Acquired Entity for periods ending before or on the Closing Date, in its federal income and, to the extent applicable, state income Tax Returns, and (ii) with respect to any other Tax Returns for any taxable period that includes but does not end on the Closing Date (the "Straddle Tax Returns"), the liability for Taxes shall be allocated as between Sellers, on the one hand, and Buyer and the applicable Acquired Entity, on the other, pursuant to Section 5.3(f) and Section 5.3(g). Sellers shall prepare a schedule allocating, on a basis consistent with the preparation of Sellers' federal income tax return for the taxable period ending on the Closing Date, the taxable income or loss, and all other items, of the applicable Acquired Entity to the period commencing with the first day of the taxable period covered by such Straddle Tax Return up to and including the Closing Date (the "Pre-Closing Period") and the period commencing with the first day after the Closing Date and ending with the last day of the taxable period covered by such Straddle Tax Return (the "Post-Closing Period"). No election with regard to a Straddle Tax Return shall be made without Buyer's consent, which consent shall not be unreasonably withheld, if the effect of such election were to result in a material increase in Tax liability for which Buyer would be responsible.

(b)          Seller shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required or permitted by applicable law to be filed by the Acquired Entity (or by Sellers on its behalf) with respect to periods that end on or before the Closing Date and any Straddle Tax Returns, (ii) any elections related to such Tax Returns, subject to Buyer's Consent in accordance with Section 5.3(a), and (iii) any audit (including the execution of any waiver of limitation with respect to any audit) relating to any such Tax Returns; provided, however, that in the event that any audit for which Sellers are responsible pursuant to this Section 5.3(b) could reasonably be expected to result in a material increase in Tax liability for which Buyer would be responsible, Sellers shall consult in good faith with Buyer in respect of the specific issues that could give rise to such increased Tax liability.

(c)          Buyer and the Acquired Entity shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required to be filed by the Acquired Entity with respect to periods that begin after the Closing Date and (ii) any audit (including the execution of any waiver of limitation with respect to any audit) relating to any such Tax Returns; provided, however, that in the event that any audit for which Buyer is responsible pursuant to Section 5.3(c) could reasonably be expected to result in a material increase in Tax liability for which Sellers would be responsible, Buyer shall consult in good faith with Sellers in respect of the specific issues that could give rise to such increased Tax liability.

(d)          After the Closing Date, Buyer and the Acquired Entity, on the one hand, and Sellers, on the other, shall (i) provide, or cause to be provided to each other's respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested, including making available employees and the books and records of the each Acquired Entity, by any of them in connection with the preparation of any Tax Return or any audit of such Acquired Entity in respect of which Buyer, such Acquired Entity or Members, as the case may be, is responsible pursuant to Section 5.3(b) or Section 5.3(c) of this Agreement and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits.

(e)          Buyer and the Acquired Entity, on the one hand, and Sellers, on the other, shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other Party in writing not later than (i) ten (10) Business Days after the receipt of any notice of any audit or (ii) fifteen (15) Business Days prior to the settlement or final determination of an audit for which it was responsible pursuant to Section 5.3(b) or Section 5.3(c) of this Agreement which could affect the Tax liability of such other Party for any taxable year.

(f)          Sellers shall be liable for, shall pay to the appropriate Tax authorities, and shall hold Buyer and the Acquired Entity harmless against, all Taxes of the Acquired Entity that relate to (i) the taxable periods ending before or on the Closing Date and (ii) the Pre-Closing Period. Sellers shall be entitled to all Tax refunds (including interest) attributable to the taxable periods in respect of which Sellers are so obligated to indemnify Buyer and the Acquired Entity.

(g) Buyer and the Acquired Entity shall be liable for, shall pay to the appropriate Tax authorities, and shall hold Sellers harmless against all Taxes of the Acquired Entity that relate to (i) the taxable periods that begin after the Closing Date and (ii) the PostClosing Period. Buyer and the Acquired Entity shall be entitled to any Tax refund (including interest) attributable to the taxable periods in respect of which Buyer and the Acquired Entity are so obligated to indemnify Seller.

5.4   Non-Competition.

During the period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof (the "Non-Competition Period"), neither Sellers, nor any of their respective Affiliates shall, directly or indirectly, for himself or itself or through or on behalf of any other Person invest (other than interests of less than five percent (5%) in publicly traded securities), engage or become involved, either as an owner, principal, agent, advisor, equity holder, manager, partner, joint venturer, participant or consultant, or permit any of its then-employed officers or managers to serve as an officer or director in, any business, enterprise which (a) derives or seeks to derive any revenues from the rendering of medical diagnostic imaging services, and (b) is or shall be located or operating, or servicing patients or customers located within ten (10) miles of any of the Acquired Centers; provided, however, that the continual ownership and/or operation of the Retained Entities by Sellers following Closing shall not be deemed to be a violation of this Section 5.4.

5.5   Patient Records.

After the Closing, Buyer shall maintain historical patient records for the Acquired Centers in accordance with all applicable Laws and Contracts.

5.6   Employee Matters; Benefit Plan Matters.

(a) Immediately prior to the Closing Date, Sellers shall terminate the employment of all at-will employees of the Acquired Entities (the "At-Will Employees") and all employees of the Acquired Entities who are party to the employment contracts with Sellers identified on Section 3.17(b) of the Sellers Disclosure Schedule (except those identified therein as contracts being accepted by Buyer) and previously delivered to Buyer (the "Contract Employees"). The At-Will Employees and Contract Employees are identified in Section 5.6 of the Sellers Disclosure Schedule. As of the Closing Date, Buyer shall hire each of the At-Will Employees as to which Buyer shall have advised Sellers no less than three (3) days prior to the Closing that it has elected to hire on terms and conditions of employment (including but not limited to salaries, hourly wages, commissions, bonuses, incentive programs and benefits) that are substantially comparable, in the aggregate, to the terms and conditions of employment provided by Buyer to its own similarly-situated employees as of such time.

(b)          As of the Closing Date, Buyer shall enter into a new employment agreement with each of the Contract Employees except those whose employment agreements are being assumed by Buyer, provided, that Sellers shall reimburse Buyer the cost of any bonus required to be paid to such Contract Employees under any existing bonus plan of Sellers, prorated for the portion of the current year elapsed at and as of Closing Date. The At-Will Employees and the Contract Employees shall be referred to, collectively, as the "Continuing Employees."

(c)          On and after the Closing Date, Buyer shall cause its benefit plans to credit each Continuing Employee with his or her service with Sellers and/or the Acquired Entities, as applicable, and any predecessor entities for purposes of determining eligibility, vesting, and determination of the level of benefits and benefit accruals under Buyer's benefit plans, provided, that any severance benefits will relate solely to the time from and after the Closing Date. Buyer shall cause its benefit plans to refrain from denying any Continuing Employee coverage on the basis of pre-existing conditions or evidence of insurability and shall cause each of its benefit plans to credit each such Continuing Employee for any deductibles and out-ofpocket expenses paid under the comparable Acquired Entity Plan in the year of initial participation in the Buyer's benefit plans.

(d)          On and after the Closing Date, (i) Buyer shall assume and be solely responsible for any and all Liabilities and obligations of the Continuing Employees relating to (A) claims arising with respect to severance, termination pay, or benefits under any applicable federal, state, or local law or under any plan, policy, practice or agreement of Buyer and dating only from the Closing Date, and (B) compensation, wages, bonuses, paid time off, employee benefits and other employee-related obligations and Liabilities, in each case arising as of and after the Closing Date, and (ii) Sellers shall assume and be solely responsible for any and all Liabilities and obligations of their employees prior to Closing including the At-Will Employees and the Contract Employees relating to (A) claims arising with respect to severance, termination pay, or benefits under any applicable federal, state, or local law or under any plan, policy, practice or agreement, and (B) compensation, wages, bonuses, paid time off, employee benefits and other employee-related obligations and Liabilities, in each case arising prior to the Closing Date. For these purposes, a claim shall be deemed to be arising: (i) in the case of workers' compensation and short or long term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits; (ii) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained; (iii) in the case of life insurance benefits, upon death; and (iv) in the case of accidental death and dismemberment benefits, at the time of the accident. Notwithstanding the foregoing, in the case of a hospital stay or similar confinement that begins prior to the Closing Date and ends on or after such date, Seller shall be responsible for the cost of all professional services, equipment and prescription drugs provided during such hospital stay or similar confinement in accordance with the terms and conditions of the Acquired Entity Plan.

(e)          Notwithstanding anything set forth in this Agreement, other than the Contract Employees who become Continuing Employees and are a party to a written employment agreement with any Acquired Entity being assumed or who enter into an employment agreement with Buyer in connection with the Transaction, the Continuing Employees shall remain "at will" employees of Buyer, and nothing contained in this Agreement shall be deemed to constitute any assurance or guaranty of employment to any Continuing Employees after the Closing.

(f)           As soon as is practicable following the Closing Date, Buyer shall cause its 401(k) plan with a cash or deferred arrangement (the "Buyer 401(k) Plan") to accept distributions from the Progressive Health Savings Plan ("Seller 401(k) Plan") as a rollover contribution for each Continuing Employee who elects to make such a rollover contribution to the Buyer 401(k) Plan. Such rollover contributions shall be made in cash and, in the case of any outstanding loan from the Seller 401(k) Plan to such a Continuing Employee, in the form of the promissory note evidencing such loan.

5.7 Appointment of New Medicare Authorized Representatives.

As soon as practicable after Closing, Buyer shall cause a new Authorized Representative for each of the Acquired Entities to be appointed (for Medicare purposes) and Buyer shall take all action necessary to facilitate the termination of RF and WF from such designation, with respect to each of the Acquired Entities. Until such time as a new Authorized Representative is appointed for each of the Acquired Entities, Buyer shall indemnify, and hold harmless, RF and WF from and against any Damages arising from or relating to RF and/or WF serving as Authorized Representatives following Closing other than Damages resulting from RF's or WF's gross negligence or willful misconduct.

ARTICLE VI.
CLOSING CONDITIONS

6.1             General Conditions.

Each and every obligation of the Parties under this Agreement to effect the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Buyer and Sellers:

(a)       No Law or Orders. No Law or Order shall have been enacted, entered, issued or promulgated by any Governmental Body (and be in effect) which prohibits the consummation of the Transaction.

(b)      Legal Proceedings. No Governmental Body shall have initiated proceedings to restrain or prohibit the Transaction or force rescission, unless such Governmental Body shall have withdrawn and abandoned any such proceedings prior to the time which otherwise requires the divestiture by any Acquired Entity of a material portion of its business, assets or properties, or imposes any material limitation on the ability of such Acquired Entity to conduct its business and own its assets and properties, following the Closing.

(c)       Regulatory Approval. All regulatory approvals or waivers required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all applicable statutory waiting periods in respect thereof shall have expired, other than those the failure of which to be obtained or maintained would not have a Material Adverse Effect, and no such approvals or waivers shall contain any conditions, restrictions or requirements which following the Closing Date would have Material Adverse Effect.

(d)      Third Party Consents. Each Acquired Entity shall have received all requisite Consents from third parties (other than Governmental Bodies) required by any Contract between such Acquired Entity to be obtained prior to the consummation of the Transaction, which if not obtained, individually or in the aggregate, would have a Material Adverse Effect.

(e)       Permits and Approvals. Each Acquired Entity shall have made or obtained all Permits and approvals which are legally required to be obtained by such Acquired Entity from any Governmental Body prior to the consummation of the Transaction, which if not obtained, individually or in the aggregate, would have a Material Adverse Effect.

(f)       Escrow. Buyer, Sellers and Escrow Agent shall have executed and delivered the Escrow Agreement.

(g)      Funds Flow Statement. Buyer and Sellers shall have executed and delivered a Funds Flow Statement in form and substance reasonably acceptable to Buyer and Sellers.

(h)      Billing Collection Services Agreement. Buyer and Progressive shall have executed and delivered the Billing Collection Services Agreement substantially in the form attached hereto as Exhibit 6.1(h) (the "Billing Collection Services Agreement").

(i)        Bulk Transfer. The bulk transfer process shall have been completed to the extent required by Law and Sellers shall have satisfied any amounts due and owing thereunder which are not Liabilities assumed by Buyer hereunder.

6.2 Conditions Precedent to Obligation of Buyer.

Each and every obligation of Buyer under this Agreement to effect the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Buyer:

(a)       Accuracy of Representations and Warranties. All representations and warranties of Sellers set forth in Section 2.1 and Article III shall be true and correct in all material respects as of the date hereof and on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case such representations and warranties shall remain true and correct in all material respects as of such date) with the same effect as if made on and as of the Closing Date, without giving effect to any supplements to the Sellers Disclosure Schedule.

(b)      Compliance with Obligations. Each Seller shall have performed and complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to Closing.

(c)       No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Acquired Entities.

(d)      Resignation of the Officers. Each officer and director (or similar position) of each Acquired Entity shall have executed and delivered to Buyer a letter of resignation, effective as of the Closing Date.

(e)       Equity Interests. Sellers shall have delivered certificates representing all of the Equity Interests, duly endorsed (or accompanied by duly executed powers).

(f)       Professional Services Agreement. Sellers shall have terminated all Professional Services Agreements set forth on Section 6.2(f) of the Sellers Disclosure Schedule without cost or expense to the applicable Acquired Entity or Buyer.

(g)      Consents and Approvals. Sellers and/or the Acquired Entities shall have obtained all material Consents, approvals, Orders, qualifications, Permits or other authorizations required by all applicable Laws, Orders and/or Contracts binding upon any applicable Acquired Entity, with respect to the consummation of the Transaction and where the failure to do so would have a Material Adverse Effect.

(h)      Employees. All employees pursuant to Section 5.6 shall have been terminated as of the Closing Date by the Acquired Entities, and all employment contracts, consultant agreements, director agreements and other similar agreements as set forth on Section 6.2(h) of the Sellers Disclosure Schedule shall have been terminated as of the Closing Date by Sellers.

(i)        Non-Operating Assets. The Non-Operating Assets shall be transferred to the entities set forth on Section 4.8 of the Sellers Disclosure Schedule, other than to Buyer.

(j)        Certification. Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, in the form of Exhibit 6.2(j) attached hereto, certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(k)       Good Standing Certificates. Sellers shall have delivered to Buyer a good standing certificate issued by the Secretary of State of New Jersey as to each Acquired Entity, dated as of a date reasonably prior to the Closing Date.

(1)       Payoff Letters. Buyer shall have received appropriate payoff letters from the Closing Indebtedness Holders of all of the Closing Indebtedness, and Sellers shall have made arrangements for such holders to deliver all related Encumbrance releases to Buyer.

(m)      Tail Insurance. Sellers shall have procured the Tail Insurance Policy (if necessary and as approved by Sellers and Buyer) and delivered evidence thereof to Buyer the cost of which shall be paid by Sellers to the issuer of such Policy or deducted from the Purchase Price pursuant to Section 1.2 hereof and paid by Buyer.

6.3            Conditions Precedent to Obligation of Sellers.

Each and every obligation of Sellers under this Agreement to effect the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Sellers:

(a)       Accuracy of Representation and Warranties. All representations and warranties of Buyer set forth in Section 2.2 shall be true and correct in all material respects as of the date hereof and on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case such representations and warranties shall remain true and correct in all material respects as of such date) with the same effect as if made on and as of the Closing Date, without giving effect to any supplements to the Buyer Disclosure Schedule.

(b)      Compliance with Obligations. Buyer shall have performed and complied in all material respects with all its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to Closing.

(c)       No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Buyer.

(d)      Consents and Approvals. Buyer shall have received all material Consents, approvals, Orders, qualifications, Permits or other authorizations required by all applicable Laws, Orders and/or Contracts binding upon Buyer, with respect to the consummation of the Transaction and where the failure to do so would have a Material Adverse Effect.

(e)       Employees. All employees pursuant to Section 5.6 shall have been hired as of the Closing Date by Buyer.

(f)       Purchase Price. Buyer shall have delivered (i) the Closing Consideration to Sellers pursuant to Section 1.2, (ii) an amount equal to the Closing Indebtedness to the Closing Indebtedness Holders pursuant to Section 1.2, and (iii) the Escrow Fund to the Escrow Agent.

(g)      Certification. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, in the form of Exhibit 6.3(g) attached hereto, certifying that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

(h)      Good Standing Certificate. Buyer shall have delivered to Sellers a good standing certificate issued by the Secretary of the State of New Jersey as to the Buyer, dated as of the date reasonably prior to the Closing Date.

(i)        Resolutions. Sellers shall have received a certificate, executed by the secretary of Buyer, dated as of the Closing Date, as to the resolutions adopted by the Board of Directors of the parent of Buyer and of the Buyer, respectively, authorizing the execution, delivery, and performance of this Agreement and the Transaction.

(j)        Employment Agreements. Buyer shall have executed and delivered employment agreements to RF and WF, in the form of Exhibits 6.3(j)(I) and (II), respectively.

(k)       Rutherford Closing. The purchase and sale of all of the outstanding Equity Interests of Rutherford Imaging, LLC owned by Progressive Medical Imaging of Rutherford, LLC pursuant to that certain Purchase Agreement by and between Buyer and Progressive Medical Imaging of Rutherford, LLC dated on or about the date hereof, shall have been consummated in accordance with the terms thereof.

ARTICLE VII.
TERMINATION

7.1 Termination of Agreement.

The Parties may terminate this Agreement and the Transaction may be abandoned at any time as follows:

(a)       Buyer and Sellers may terminate this Agreement as to all Parties by mutual written Consent at any time prior to the Closing Date;

(b)       Buyer and Sellers may terminate this Agreement if any of the conditions provided for in Section 6.1 shall have become incapable of fulfillment after Buyer or any Seller, as the case may be, has provided Buyer or Sellers, as the case may be, with written notice thereof and Buyer or such Seller, as the case may be, has not cured such non-fulfillment within twenty (20) days thereafter (other than as a result of a Breach of this Agreement by Buyer or Sellers, as the case may be);

(c)       Buyer may terminate this Agreement if any of the conditions provided for in Section 6.2 shall have become incapable of fulfillment after Buyer has provided Sellers with written notice thereof and Sellers have not cured such non-fulfillment within ten (10) days thereafter (other than as a result of a Breach of this Agreement by Buyer);

(d)      Sellers may terminate this Agreement if any of the conditions provided for in Section 6.3 hereof shall have become incapable of fulfillment after Sellers have provided Buyer with written notice thereof and Buyer has not cured such non-fulfillment within ten (10) days thereafter (other than as a result of a Breach of this Agreement by the Sellers);

(e)       Sellers or Buyer may terminate this Agreement if the Transaction is not consummated on or before the Expiration Date; provided, however, Sellers or Buyer, as the case may be, shall not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if Sellers' or Buyer's, as the case may be, own Breach of any representation, covenant or agreement herein, or willful conduct or failure to act, has substantially contributed to the failure of, or has prevented, the consummation of the Transaction to occur by the Termination Date;

(f)       Sellers or Buyer may terminate this Agreement if the other Party shall be in material Breach of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Sellers or Buyer, as the case may be, at the Closing and (i) such material Breach has not been waived by the other Party, (B) Sellers or Buyer, as the case may be, has provided written notice to the other Party of such material Breach, and (C) Sellers or Buyer, as the case may be, has not cured such material Breach within ten (10) Business Days after receiving written notice thereof; provided that the Party seeking such termination shall not also then be in material Breach of this Agreement; and

(g)      Sellers or Buyer may terminate this Agreement if a Governmental Body shall have issued a non-appealable final Order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; provided that if the Party seeking such termination is subject to such Order, decree or ruling, it shall have used all reasonable efforts to have such Order, decree or ruling removed.

7.2 Effect of Termination.

Except for the obligations under Section 4.6, this Article VII, and Article IX, which shall survive the termination of this Agreement as applicable and in accordance with their respective terms, if this Agreement is terminated under Section 7.1, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any party; provided that the termination of this Agreement shall in no way limit any Action by a Party that another Party Breached the terms of this Agreement prior to or in connection with such termination, including by failing to consummate the Transaction, nor shall such termination limit the right of such non-breaching Party to seek specific performance and all other remedies available at law or equity.

ARTICLE VIII.
INDEMNIFICATION

8.1 Survival of Representations and Warranties.

The representations and warranties contained in this Agreement shall survive the Closing as follows:

(a)       the Fundamental Representations and their related schedules and any certificate related to such representations and warranties shall survive indefinitely or, if sooner, sixty (60) days after the date as of which the applicable statutes of limitations with respect to such matters expire (after giving effect to any extensions or waivers thereof); and

(b)      all other representations and warranties contained in this Agreement and their related schedules and any certificate related to such representations and warranties shall terminate and be of no further force or effect on the eighteen (18)-month anniversary of the Closing Date.

No Action may be made for indemnification hereunder for Breach of any representations or warranties after the expiration of the survival period applicable to such representation and warranty set forth above; provided that if Buyer or Sellers, as applicable, delivers written notice to the other Party of an indemnification Action for a Breach of any representation or warranty (stating in reasonable detail the nature of, and factual and legal basis for, any such Action for indemnification) within the applicable time periods set forth above, such Action shall survive until resolved or judicially determined.

8.2         Limitations on Indemnification Liability.

(a)          Sellers shall only be required to indemnify Buyer under this Article VIII to the extent that the indemnifiable Damages, individually or in the aggregate, exceed Twenty Thousand Dollars ($20,000) (the "Deductible"), and, in such event, Sellers shall only be required to provide indemnification for the amount of any Damages in excess of the Deductible. The limitations set forth in this Section 8.2(a) shall not apply to Damages due to (i) any Breaches of the Sellers Fundamental Representations, (ii) any Breaches of any post-closing covenants of Sellers, (iii) Sellers' fraud or willful misconduct in connection with this Agreement; and (iv) the matters described in Section 8.3(c) and Section 8.3(d) of this Agreement (collectively, the "Exceptions")

(b)         The aggregate amount of indemnifiable Damages for which Sellers shall be liable shall not in any event exceed (i) Two Million Dollars ($2,000,000) for claims made during the period from the Closing until six (6) months thereafter, (ii) $1,000,000 for claims made during the seventh (7th) month following the Closing and (iii) $1,000,000 reduced by $80,000 per month for each month following the seventh (7th) month after Closing for claims made following such seventh (7th) month (the amounts described in the preceding clauses (i) through (iii) referred to as the "Cap"). In any event, (i) the amount of the Escrow Fund shall not exceed the Cap and (ii) Sellers' indemnity obligations shall terminate and be of no further force or effect on the eighteen (18) month anniversary of the Closing Date except that the limitations set forth in this Section 8.2(b) shall not apply to Damages due to any of the Exceptions.

(c)          The rights of the Buyer Indemnified Parties and the Sellers Indemnified Parties, as the case may be, to indemnification under this Article VIII shall constitute the sole and exclusive remedy of the Buyer Indemnified Parties and the Sellers Indemnified Parties, as the case may be, from and after the Closing for any Breach of any provision of this Agreement; provided that nothing herein shall prevent Buyer and Sellers, as the case may be, from seeking the remedies provided pursuant to Section 9.5, and (ii) no Actions may be asserted nor any Actions commenced for indemnification by any Buyer Indemnified Parties and Sellers Indemnified Parties, as the case may be, under Article VIII, unless written notice describing in reasonable detail the facts and circumstances with respect to the subject matter of such Action is received by the Indemnitor on or prior to the date on which the representation, warranty or covenant on which such Action is based ceases to survive as set forth in Section 8.1.

(d)         Any indemnification Actions shall be reduced on a dollar-for-dollar basis (but net of Taxes), by and to the extent, that an Indemnified Party shall actually receive proceeds under insurance policies, risk sharing pools, or similar arrangements or actually realizes a Tax benefit as a result of the subject matter of an indemnification Action by such Indemnified Party; provided, however, that such proceeds shall be disregarded for purposes of calculating the Deductible; provided, further, however, that in the event that any insurance proceeds or other recovery is actually received by any Indemnified Party with respect to any Damages after any such Person has been paid in full by the Indemnitor with respect to such Damages hereunder, such Indemnified Party shall promptly pay to such Indemnitor an amount equal to the amount of such insurance proceeds or recovery.

(e)         No Party shall be liable under this Article VIII for (i) any Damage that represents the cost of repairs, replacements or improvements to the extent they enhance the value of the repaired, replaced or improved asset above its value on the Closing Date, or that exceeds the reasonable cost of such repair or replacement, or (ii) consequential damages, special damages, incidental damages, indirect damages, punitive damages, lost profits or similar items.

(f)          If Buyer has Knowledge of a failure of any condition set forth in Article VI or any Breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement, and Buyer proceeds with the Closing, Buyer shall be deemed to have waived such condition or Breach and Buyer and its successors, assigns and Affiliates shall not be entitled to indemnification or sue for Damages or to assert any other rights or remedy for any Damages arising from any matters relating to such condition or Breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

(g)         Buyer shall have no Action under this Article VIII to the extent arising from actions taken or not taken by Buyer or any Acquired Entity, or any event or occurrence occurring, after the Closing.

(h)         Each of the Parties hereunder shall be obligated in connection with any Action for indemnification under this Article VIII to use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

(i)          Buyer shall not, and shall cause its Affiliates to not implead, or cause to be impleaded, any Seller or any of Sellers' Affiliates in any Action arising from owning or operating any Acquired Entity prior to the Closing so long as Sellers comply with their indemnification obligations hereunder.

8.3 Indemnification Provisions for Benefit of Buyer.

Subject to Section 8.1 and Section 8.2, each Seller, jointly and severally, as of the Closing Date, shall indemnify, and hold harmless the Sellers Indemnified Parties after the Closing Date from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any one of the following:

(a)         Any Breach by any Seller of any representation or warranty of any such Seller made in this Agreement giving effect to any supplements to the Sellers Disclosure Schedule; provided, however, that this Section 8.3(a) shall not apply to a Breach of any representation or warranty set forth in Section 3.11, which Breach shall be governed by Section 5.3 (which section sets forth the exclusive remedies of Buyer and Sellers with respect thereto).

(b)         Any Breach by any Seller of any agreement, covenant or obligation of any such Seller in this Agreement.

(c)         Any medical malpractice action arising from services rendered or any failure to act prior to the Closing Date with respect to which any of Sellers' or the Acquired Entities' insurers deny coverage, or the actual payments with respect to the medical malpractice action exceeds coverage or coverage under the Tail Insurance Policy.

(d) Any Action for any unpaid expenses of Sellers required to be paid by Sellers pursuant to Section 9.14.

8.4 Indemnification Provisions for Benefit of Sellers.

Subject to Section 8.1 and Section 8.2, Buyer, as of the Closing Date, shall indemnify and hold the Buyer Indemnified Parties harmless after the Closing Date from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

(a) Any Breach by Buyer of any representation or warranty of Buyer made in this Agreement.

(b) Any Breach by Buyer of any agreement, covenant or obligation of any Buyer made in this Agreement.

(c) Any event arising from the operation and ownership of, or conditions occurring with respect to, any Acquired Entity on or subsequent to the Closing Date, including without limitation any medical malpractice action.

8.5 Procedures for Third Party Indemnification Claims.

(a)          If any third party notifies any Indemnified Party with respect to the commencement of any Action that may give rise to a claim for indemnification against any Indemnitor under this Article VIII (a "Third Party Indemnification Claim"), then the Indemnified Party shall give notice to the Indemnitor of the Third Party Indemnification Claim promptly in writing after receiving written notice of such Third Party Indemnification Claim, describing the Action, the amount thereof (if known and quantifiable) and the basis thereof; provided that failure to notify the Indemnitor shall not relieve or limit the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the failure to give prompt notice shall have caused Damages for which the indemnification rights exist to be greater than such Damages would have been had the Indemnified Party given prompt notice hereunder and defense of such Action is materially and irrevocably prejudiced by the Indemnified Party's failure to give such notice.

(b)          An Indemnitor shall be entitled to participate in the defense of such Third Party Indemnification Claim at the Indemnitor's expense. Notwithstanding the foregoing, an Indemnitor, at its option, shall be entitled to assume the defense of a Third Party Indemnification Claim if (i) within fifteen (15) days following the receipt of notice of the Third Party Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Third Party Indemnification Claim, and (ii) the Indemnitor continuously conducts the defense of the Third Party Indemnification Claim actively and diligently. If the Indemnitor assumes the defense of any Third Party Indemnification Claim, such assumption shall not prejudice the Indemnitor's right to thereafter contest the Indemnified Party's right to indemnification for the Actions asserted therein.

(c)          So long as the Indemnitor is conducting the defense of the Third Party Indemnification Claim in accordance with Section 8.5(b), the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Indemnification Claim.

(d)          The Indemnified Party shall not settle or compromise any Action by a third party for which the Indemnified Party is entitled to indemnification under this Agreement without the prior written Consent of the Indemnitor. If the Indemnitor shall control the defense of any such Third Party Indemnification Claim, the Indemnitor shall obtain the prior written Consent of the Indemnified Party (which Consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of an Action or ceasing to defend such Action if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities with respect to such Action, without prejudice. The Indemnified Party will not Consent to the entry of any Order with respect to any Action without the prior written Consent of the Indemnitor (which Consent shall not be unreasonably withheld, conditioned or delayed). The Indemnitor will not Consent to the entry of any Order with respect to the Third Party Indemnification Claim without the prior written Consent of the Indemnified Party (which Consent shall not be unreasonably withheld, conditioned or delayed).

(e)          If the Indemnified Party incurs direct Damages, other than as a result of a Third Party Indemnification Claim, the Indemnified Party shall provide the Indemnitor written notice of such direct Damages within the time limits of the indemnity set forth in Section 9.1. The notice shall describe the indemnification Action in reasonable detail, including the amount of such Damages (estimated if appropriate) that have been or may be sustained by the Indemnified Party; provided that failure to notify the Indemnitor shall not relieve or limit the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the failure to give prompt notice shall have caused Damages for which the indemnification rights exist to be greater than such Damages would have been had the Indemnified Party given prompt notice hereunder and defense of such Action is materially and irrevocably prejudiced by the Indemnified Party's failure to give such notice. If the Indemnitor does not agree to the amount of Damages claimed by the Indemnified Party and the Parties are not able to resolve such matter, the indemnification Action shall be submitted to one (1), agreed to, independent arbitrator, who will determine the validity and amount of the Action for indemnification in accordance with the rules and procedures of the American Arbitration Association located in the State of New Jersey. If the Indemnitor and the Indemnified Party are unable to agree on the independent arbitrator, each of the Indemnitor and the Indemnified Party shall choose an independent arbitrator, who will then choose a third party to act as the independent arbitrator. The Indemnitor and Indemnified Party shall equally share the cost of the independent arbitrator, unless the independent arbitrator determines that the position set forth by either the Indemnitor or the Indemnified Party was taken in bad faith, and in such case, the Party acting in bad faith shall be responsible for the full cost of the independent arbitrator.

8.6 Security for the Indemnification Obligation.

(a)          Subject to the limitations contained in this Article VIII, Sellers and Buyer hereby agree that, subject to the following provisions of this Section 8.6, any Actions for indemnification by Sellers Indemnified Parties against Sellers (or any of them) hereunder shall be satisfied first out of the portion of the Escrow Fund, if any, then held and not previously distributed pursuant to the terms of the Escrow Agreement. All payments for indemnifiable Damages made pursuant to this Article VIII shall be treated as adjustments to the Purchase Price. If Sellers have an obligation to provide indemnification pursuant to the terms and conditions, and subject to the limitations, contained in this Article VIII in excess of the then remaining Escrow Fund, then Buyer may take any action or exercise any remedy available to it against Sellers by appropriate legal proceedings to collect such indemnifiable Damages.

(b)         Each Indemnitor shall pay the indemnification amount claimed by the Indemnified Party in immediately available funds promptly within ten (10) days after the Indemnified Party provides the Indemnitor with written notice of an Action hereunder unless the Indemnitor in good faith disputes such Action. If the Indemnitor disputes such Action in good faith, then promptly after the resolution of such dispute, the amount finally determined to be due shall be paid by the Indemnitor to the Indemnified Party in immediately available funds within ten (10) days of such dispute being finally resolved and in the event the Indemnitor fails to pay the Indemnified Party the amount of such indemnification Action within such ten (10) day period, the Indemnitor shall pay the Indemnified Party interest on the amount of such indemnification Action at six percent (6%) from the date of the final resolution of such indemnification Action until the indemnification Action is paid in full.

(c)          Subject to the limitations set forth in this Article VIII, if any Indemnitor fails to comply with its obligations to make cash payments to an Indemnified Party in an aggregate amount sufficient to reimburse the Indemnified Party for all Damages resulting from an indemnified Action, the Indemnified Party may pursue any and all rights and remedies against the Indemnitor available in law or in equity.

ARTICLE IX.
MISCELLANEOUS

9.1 Entire Agreement.

This Agreement and the Transaction Documents together with the Exhibits and Schedules and the certificates, documents, instruments and writings that are delivered in connection herewith and therewith, constitute the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior agreements, covenants, representations, warranties, communications and understandings, oral or written, express or implied, by or among the Parties to the extent they relate in any way to the subject matters hereof of the Transaction, including, that certain Letter of Intent, dated March 10, 2010, by and between Sellers and Radnet Management, Inc. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to the Transaction, other than those expressly set forth or referred to in this Agreement and the Transaction Documents. Except as expressly contemplated by Article VIII, there are no third party beneficiaries having rights under or with respect to this Agreement.

9.2      Successors.

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns. If the assets of Sellers or Buyer are assigned, conveyed, allocated or otherwise transferred, including, by sale, merger, consolidation, amalgamation, conversion or similar transactions, such receiving Person or Persons will automatically become bound by and subject to the provisions of this Agreement, and Sellers or Buyer, as the case may be, will cause the receiving Person or Persons to expressly assume its obligations hereunder.

9.3     Assignments.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates and (b) designate one (1) or more of its Affiliates to perform its obligations hereunder; provided that in any or all of such cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.

9.4      Notices.

All notices, requests, demands, Actions and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service, or the date on which delivery is declined or rejected to the intended recipient as set forth below:

If to Buyer and after Closing to any Acquired Entity:

New Jersey Imaging Partners, Inc.
1510 Cotner Ave.
Los Angeles, CA 90025
Attn.: President
Tel.: 310-445-2840
Fax: 310-445-2980

If to Sellers and before Closing to any Acquired Entity:

Progressive Health, LLC
401 Sylvan Ave.
Englewood Cliffs, NJ 07632
Attn.: Managing Member
Tel.: 201-541-2422
Fax: 210-541-1724

Any Party may change the address to which notices, requests, demands, Actions, and other communications hereunder are to be delivered by giving the other Parties written notice in the manner herein set forth.

9.5 Specific Performance.

Each Party acknowledges and agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions without the posting of any bond to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any State thereof having jurisdiction over the Parties and the matter, subject to Section 9.6, in addition to any other remedy to which they may be entitled, at Law or in equity.

9.6 Submission to Jurisdiction; No Jury Trial.

(a)         Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court located in the State of New Jersey, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b)         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THE PARTIES RELATING TO THE TRANSACTION. The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the Transaction, including, Contract claims, tort claims, Breach of duty claims and all other common Law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an Action, this Agreement may be filed as a written Consent to trial by a court.

9.7 Attorneys' Fees.

If any Party hereto brings an action against another Party or Parties hereto to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys' fees and costs, incurred in connection with such action and any appeal thereof. Prevailing Party shall be a Party recovering seventy percent (70%) or more of the amount claimed.

9.8 Time.

Time is of the essence in the performance of this Agreement.

9.9 Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original but all of which together will constitute one (1) and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

9.10 Headings; References.

The table of consents and the article, section and other headings and subheadings contained in this Agreement and the Schedules and Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Schedule or Exhibit hereto.

9.11 Governing Law.

This Agreement and the validity, construction, effect and performance of the Transaction and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.

9.12 Amendments; Waivers; and Consents.

No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller. Any failure of any Party hereto to comply with any representation, warranty, covenant, agreement or condition herein may be waived in writing by the other Parties hereto, but a waiver or failure to insist upon strict compliance by any Party of any default, misrepresentation, or Breach of a representation, warranty, agreement, covenant or condition hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of a representation, warranty, agreement, covenant or condition hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Whenever this Agreement requires or permits Consent by or on behalf of any Party hereto, such Consent shall be given in writing to be effective.

9.13 Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

9.14 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transaction Documents, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. Sellers agree that the Acquired Entities have not borne or will not bear any costs and expenses (including any legal fees and expenses of any Seller) in connection with this Agreement or any of the Transaction Documents. Buyer shall be solely responsible for any and all fees, costs and expenses related to any Permits and/or Consents required by any Governmental Body for Buyer to own and operate the Acquired Centers.

9.15 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all Laws promulgated thereunder, unless the context requires otherwise. The words "include," "includes," and "including" (or any other tense or variation of the word "include") will be deemed to be followed by "without limitation." Any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars.

9.16 Schedules and Exhibits.

All Schedules and Exhibits attached hereto or referred to herein are incorporated in and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Each exception to any representation or warranty disclosed on one (1) schedule of the Sellers Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, shall constitute an exception to all other applicable representations or warranties made in this Agreement requiring disclosure of such exception. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Sellers Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Sellers Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a schedule is or is not required to be disclosed (including whether such amounts are required to be disclosed as material) or in the Ordinary Course of Business for the purposes of this Agreement. The information contained in the Sellers Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of Law or Breach of any agreement.

9.17 Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any Breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such Breach or default, or an acquiescence therein, or of or in any similar Breach or default thereafter occurring; nor shall any waiver of any single Breach or default be deemed a waiver of any other Breach or default theretofore or thereafter occurring. Any waiver, Permit, Consent or approval of any kind or character on the part of any Party hereto of any Breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

9.18 Remedies.

Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

9.19 Release.

Effective as of the Closing Date, each of Buyer and the Acquired Entities (each a "Releasor"), on behalf of itself and its heirs, legal representatives, successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by law, Sellers and their past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (each, a "Releasee") of, from and against any and all Actions, which such Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Closing Date. Each Releasor agrees not to, and agrees to cause its respective Affiliates and Subsidiaries not to, assert any Action against the Releasees, except for their rights and interests under the terms and conditions set forth in this Agreement.

9.20 Electronic Signatures.

(a)         Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transaction Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.

(b)         Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one (1) facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf') form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For purposes of this Agreement "originally signed" or "original signature" means or refers to a signature that has not been mechanically or electronically reproduced.

IN WITNESS WHEREOF, the Parties have executed this Membership Interests Purchase Agreement as of the date first above written.

NEW JERSEY IMAGING PARTNERS, INC.

By:	/S/ HOWARD G. BERGER, M.D.
Howard G. Berger, M.D.

RADNET, INC.

By:	/S/ HOWARD G. BERGER, M.D.
Howard G. Berger, M.D.

PROGRESSIVE HEALTH, LLC

By:	/S/ ROBERT L. FARRELL
Robert L. Farrell, Managing Member

By:	/S/ WILLIAM D. FARRELL
William D. Farrell, Managing Member

STELLAR HEALTH, LLC

By:	/S/ WILLIAM D. FARRELL
William D. Farrell, Managing Member

MEDCON CONSULTANTS, INC.

By:	/S/ ROBERT L. FARRELL
Robert L. Farrell, Managing Member

/S/ ROBERT L. FARRELL
Robert L. Farrell, individually

/S/ WILLIAM D. FARRELL
William D. Farrell, individually

By its signature below and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RadNet, Inc. hereby agrees to guarantee the payment and performance of all the  obligations of New Jersey Imaging Partners, Inc. ("Buyer") relating to, arising out of or pursuant to this Agreement, including, without limitation, the Buyer's obligation to pay the Purchase Price, the Buyer's liability for damages in the event of a breach by Buyer of any of the terms or conditions of this Agreement and Buyer's obligation to indemnify Sellers under the circumstances described herein.

RADNET, INC.

By:	/S/ HOWARD G. BERGER, M.D.
Howard G. Berger, M.D.

Execution Copy

APPENDIX A
TO
MEMBERSHIP INTERESTS PURCHASE AGREEMENT
BY AND AMONG
NEW JERSEY IMAGING PARTNERS, INC.,
RADNET, INC.,
PROGRESSIVE HEALTH, LLC,
STELLAR HEALTH, LLC,
MEDCON CONSULTANTS, INC.,
ROBERT L. FARRELL AND
WILLIAM D. FARRELL

All references to Sections and Articles in this Appendix A shall be references to the Sections and Articles set forth in that certain Membership Interests Purchase Agreement, dated August 20, 2010, by and between Buyer, Radnet and the Sellers, to which this Appendix A is attached and into which it is incorporated.

DEFINITIONS:

"Accounts Receivable" means, with respect to an Acquired Entity, all receivables of such Acquired Entity, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable.

"Acquired Center" or "Acquired Centers" shall have the meaning set forth in Section 3.6(b).

"Acquired Entity" or "Acquired Entities" shall have the meaning set forth in the Section 1.1 of this Agreement.

"Acquired Entity Plans" shall have the meaning set forth in Section 3.18(a).

"Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation proceeding, appeals or other dispute, or similar event, occurrence, or proceeding, whether civil, criminal, administrative or otherwise.

"Affiliate" or "Affiliated" with respect to any specified person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, "control" (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

"Agreement" shall mean the Membership Interest Purchase Agreement.

"Asset Allocation" shall have the meaning set forth in Section 1.5.

"At-Will Employees" shall have the meaning set forth in Section 5.6(a).

"Authorized Representative" means an appointed official to whom the Acquired Entity has granted the legal authority to enroll such Acquired Entity in the Medicare program, to make changes or updates to such Acquired Entity's status in the Medicare program, and to commit such Acquired Entity to fully abide by the statues, regulations, and program instructions of the Medicare program.

"Best Efforts" means the efforts, time and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible.

"Billing Collection Services Agreement" shall have the meaning set forth in Section 6. 1(h).

"Bloomfield" shall have the meaning set forth in the Recitals of this Agreement.

"Breach" means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of money or other consideration.

"Business Day" means a day on which banks are ordinarily open for the transaction of normal banking business in California.

"Buyer" shall mean New Jersey Imaging Partners, Inc..

"Buyer Disclosure Schedule" shall have the meaning set forth in Section 2.2.

"Buyer Indemnified Parties" means the Sellers, together with their Equity Interest holders, officers, directors, managers, employees, agents, representatives and Affiliates.

"Buyer Fundamental Representations" means the representations and warranties set forth in Section 2.2(a), Section 2.2(b), Section 2.2(c) (solely with respect to such Person's Organizational Documents), Section 2.2(e), Section 2.2(g), and Section 2.2(h).

"Buyer 401(k) Plan" shall have the meaning set forth in Section 5.6(f).

"Cap" shall have the meaning set forth in Section 8.2(b).

"Cash" means, as of 12:01 a.m. on the Closing Date, all cash and cash equivalents of the Acquired Entities.

"Closing" shall have the meaning set forth in Section 1.6(a).

"Closing Consideration" shall have the meaning set forth in Section 1.2.

"Closing Date" shall have the meaning set forth in Section 1.6(a).

"Closing Indebtedness" means, as of the Closing Date, the aggregate amount of the consolidated Indebtedness of the Acquired Entities set forth on Schedule A of the Sellers Disclosure Schedule, but excluding any inter-company Indebtedness.

"Closing Indebtedness Holder" means the holder of the Closing Indebtedness set forth on Schedule A of the Sellers Disclosure Schedule.

"Code" means the Internal Revenue Code of 1986, as amended, and the Laws thereunder.

"Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue or purchase any of its Equity Interests or sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory preemptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

"Confidential Information" means any information concerning the business and affairs of Buyer, Sellers, or any Acquired Entity, as the case may be.

"Consent" means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

"Continuing Employees" shall have the meaning set forth in Section 5.6(b).

"Contract Employees" shall have the meaning set forth in Section 5.6(a).

"Contract" means any written Enforceable contract, agreement, arrangement, commitment, instrument, or other similar understanding.

"Damages" means all actual damages, losses, Liabilities, costs or expenses (including reasonable fees and expenses of outside attorneys), excluding consequential damages, special damages, incidental damages, indirect damages, punitive damages, lost profits or similar items.

"Deductible" shall have the meaning set forth in Section 8.2(a).

"East Bergen" shall have the meaning set forth in the Recitals of this Agreement.

"East Bergen Sellers" shall have the meaning set forth in the Recitals of this Agreement.

"Encumbrance" means any encumbrance, security interest, lien, mortgage, pledge, hypothecation, easement, charge, option, equity, adverse Action, or restriction, except for any restrictions on transfer generally arising under any applicable Law.

"Enforceable" means a Contract is "Enforceable" if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

"Englewood" shall have the meaning set forth in the Recitals of this Agreement.

"Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests (equitable or otherwise) or other partnership/limited liability company interests, and (c) any other direct equity ownership or participation in a Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall have the meaning set forth in Section 3.18(c).

"Escrow Agent" means HSBC Bank USA, National Association.

"Escrow Agreement" shall have the meaning set forth in Section 1.3(a).

"Escrow Fund" shall have the meaning set forth in Section 1.3(a).

"Exceptions" shall have the meaning set forth in Section 8.2(a).

"Exhibits" shall mean the exhibits to the Agreement listed after the Table of Contents of the Agreement.

"Expiration Date" means December 31, 2010.

"Financial Statements" shall have the meaning set forth in Section 3.7.

"Financial Statement Date" shall have the meaning set forth in Section 3.7.

"Funds Flow Statement" shall have the meaning set forth in Section 6.1(g).

"Fundamental Representations" means, collectively, the Sellers Fundamental Representations and the Buyer Fundamental Representations.

"GAAP" means United States generally accepted accounting principles as in effect as of the date hereof and applied in a manner consistent with that used in preparing the Financial Statements.

"Governmental Body" means any governmental or administrative body, board, legislature, agency, bureau, department, commission, arbitrator or authority, court or judicial authority, political subdivision, tribunal or other instrumentality of government, whether international, national, federal, or state.

"Hackensack" shall have the meaning set forth in the Recitals of this Agreement.

"Historical Financial Statements" shall have the meaning set forth in Section 3.7.

"Indebtedness" with respect to any Person means indebtedness for borrowed money; provided that Indebtedness shall not include any inter-company indebtedness by, between or among Sellers and/or any Acquired Entity (which shall be cancelled at the Closing).

"IDTF" means independent diagnostic testing facility as designated by Medicare.

"Indemnified Parties" means, individually and as a group, the Buyer Indemnified Parties and the Sellers Indemnified Parties and "Indemnified Party" means any of the Indemnified Parties.

"Indemnitor" means any Party having any Liability to any Indemnified Party under this Agreement.

"Intellectual Property Rights" shall have the meaning set forth in Section 3.13(a).

"Knowledge" means with respect to (a) any Seller's business or affairs, the actual knowledge of Robert Farrell and William Farrell and (b) any Buyer's business or affairs, the actual knowledge of Howard Berger, M.D.

"Law" or "Laws" means any applicable statute, rule, law, regulation, administrative requirement, statute, code or ordinance of any Governmental Body, each as amended and now in effect.

"Liability" or "Liabilities" or "liable" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or conditional or unconditional.

"Material Adverse Change" means any developments or changes which would have a Material Adverse Effect.

"Material Adverse Effect" means (a) with respect to Buyer, any change or effect having a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the Transaction on a timely basis; and (b) with respect to the Acquired Entity, any event, circumstance, condition, change, or effect which, after taking into effect any insurance recoveries, is materially adverse to the business, financial condition, or operations of the Acquired Entity, taken as a whole, or any change or effect having a material adverse effect on the ability of Sellers to perform their obligations under this Agreement or to consummate the Transaction on a timely basis;  provided that none of the following shall, in each case, be deemed to constitute a "Material Adverse Effect" and none shall be considered in determining whether a "Material Adverse Effect" has occurred: (i) any failure by Acquired Entity to meet projections or forecasts or revenue or earnings predictions for any period ending on or after the date hereof; (ii) any adverse event, circumstance, condition, change or effect, attributable to the execution, delivery, announcement or pendency of this Agreement or the Transaction or other communication by Buyer of its plans or intentions (including in respect of employees) with respect to the Acquired Entity or its business; (iii) the consummation of the Transaction or any actions by Buyer, Sellers or the Acquired Entity taken pursuant to this Agreement or in connection with the Transaction; (iv) any adverse event, circumstance, condition, change, or effect attributable to conditions generally affecting the healthcare industry in which the Acquired Entity participates, the U.S. economy as a whole or general economic or political conditions or financing or the capital markets in general or the health care markets in which the Acquired Entity operates; (v) any adverse event, circumstance, condition, change or effect, resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or approved by Buyer; (vi) any adverse event, circumstance, condition, change or effect arising from or relating to any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof by any Governmental Body, (vii) conduct of Sellers or the Acquired Entity (A) not prohibited under this Agreement or (B) prohibited under this Agreement, but for which Buyer gave or failed to give its Consent in accordance the terms herein; (viii) any natural disaster, force majeure event or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (ix) any action required to be taken under any Law or Order or any existing Contract by which the Acquired Entity (or any of its properties) is bound; or (x) any matter of which Buyer has Knowledge on the date hereof.

"Medcon" shall have the meaning set forth in the Recitals of this Agreement.

"Non-Competition Period" shall have the meaning set forth in Section 5.4.

"Non-Operating Assets" shall have the meaning set forth in Section 4.8.

"Order" means any decree, order, judgment, injunction, rule, ruling, or Consent of or by an Governmental Body.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person.

"Organizational Documents" means the articles of organization, charter, articles of formation, regulations, operating agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

"Party" or "Parties" means a party that is a signatory hereto or the parties that are signatories hereto.

"Permit" means any permit, license, certificate, approval, Consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Person, Law or Governmental Body, including but not limited to the facility license for each of the Acquired Centers containing advanced imaging equipment by the New Jersey Department of Health and Senior Services.

"Permitted Encumbrances" means (i) any Encumbrances disclosed on the Sellers Disclosure Schedule, (ii) liens for Taxes, assessments, governmental charges or levies or mechanics', carriers', workers', repairmen's, warehousemen's, or statutory liens or other similar liens which are not material in amount relative to the property affected, or which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof or for which an appropriate reserve has been established in accordance with GAAP, (iii) imperfections or irregularities of title or liens which do not materially interfere with the present use of the property or asset subject thereto or affected thereby, otherwise impair present business operations at such properties or assets, or do not detract from the value of such properties and assets, (iv) zoning, entitlement, building and other land use Laws imposed by any Governmental Body having jurisdiction over any leased real property which are not violated by the current use and operation of any leased real property; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any leased real property which do not materially impair the occupancy or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the business of the Acquired Entity; (vi) Encumbrances arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation.

"Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

"Post-Closing Period" shall have the meaning set forth in Section 5.3(a).

"Pre-Closing Period" shall have the meaning set forth in Section 5.3(a).

"Premises Leases" shall have the meaning set forth in Section 3.12(b).

"Progressive Sellers" shall have the meaning set forth in the Recitals of this Agreement.

"Progressive" shall have the meaning set forth in the Recitals of this Agreement.

"Progressive Entities" shall have the meaning set forth in the Recitals of this Agreement.

"Purchase Price" shall have the meaning set forth in Section 1.2.

"Releasee" shall have the meaning set forth in Section 9.19.

"Releasor" shall have the meaning set forth in Section 9.19.

"Retained Entities" means those entities listed on Section 5.4 of the Sellers Disclosure Schedule.

"RF" shall have the meaning set forth in the Recitals of this Agreement.

"Schedules" means the scheduled disclosures included in each of the Buyer Disclosure Schedule and the Sellers Disclosure Schedule, as the case may be.

"Securities Act" means the Securities Act of 1933, as amended, and the Laws promulgated thereunder.

"Seller" and "Sellers" shall each have the meanings set forth in the Recitals.

"Sellers Disclosure Schedule" shall have the meaning set forth in Section 2.1.

"Sellers Fundamental Representations" means the representations and warranties set forth in Section 2.1(b), Section 2.1(c), Section 2.1(d) (solely with respect to such Person's Organizational Documents), Section 2.1(e), Section 2.1(f), Section 3.1, Section 3.2, Section 3.3  (solely with respect to such Person's Organizational Documents), Section 3.4, and Section 3.5.

"Sellers Indemnified Parties" means the Buyer, together with its Equity Interest holders, officers, directors, managers, employees, agents, representatives and Affiliates.

"Seller 401(k) Plan" shall have the meaning set forth in Section 5.6(f).

"Stellar" shall have the meaning set forth in the Recitals of this Agreement.

"Straddle Tax Returns" shall have the meaning set forth in Section 5.3(a).

"Subsidiary" or "Subsidiaries" means, with respect to any Person, (a) any corporation of which fifty percent (50%) or more of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election by equity holders is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

"Tail Insurance Policy" means the "tail" professional liability insurance policy to be issued on the Closing Date with respect to the Acquired Entities.

"Tail Insurance Premium" means the premium due and payable on the Closing Date with respect to the Tail Insurance Policy.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof but not related to any Acquired Entity Plan.

"Termination Date" means the date on which this Agreement is terminated pursuant to Section 7.1.

"Threatened" means a demand or statement has been made in writing or a written notice has been given.

"Third Party Indemnification Claim" shall have the meaning set forth in Section 8.5(a).

"Transaction" means all of the transactions contemplated by this Agreement, including (a) the purchase and sale of the Equity Interests of the Acquired Entities by Sellers to Buyer and Buyer's delivery to Sellers of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith; and (c) the performance by Buyer and the Sellers of their respective agreements, covenants and obligations (pre- and post-Closing) under this Agreement.

"Transaction Documents" means this Agreement, the Escrow Agreement, the Funds Flow Statement, the Billing Collection Services Agreement, the Employment Agreement between Buyer and RF in the form of Exhibit 6.3(j)(I), and the Employment Agreement between Buyer and WF in the form of Exhibit 6.3(j)(II).

"Union City" shall have the meaning set forth in the Recitals of this Agreement.

"WF" shall have the meaning set forth in the Recitals of this Agreement.

"2009 Financial Statement" shall have the meaning set forth in Section 3.7.

Exhibit 1.3

ESCROW AGREEMENT

This Escrow Agreement, dated as of , 2010 (the "Closing Date"), among NEW JERSEY IMAGING PARTNERS, INC., a New Jersey corporation ("Buyer"), PROGRESSIVE HEALTH, LLC, a New Jersey limited liability company, STELLAR HEALTH, LLC, a New Jersey limited liability company, MEDCON CONSULTANTS, INC., a New Jersey corporation, ROBERT L. FARRELL and WILLIAM D. FARRELL (collectively, the "Sellers"), and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, as escrow agent ("Escrow Agent").

This is the Escrow Agreement referred to in the Membership Interests Purchase Agreement dated as of August , 2010 (the "Purchase Agreement"), among Buyer, Sellers and Radnet, Inc., a Delaware corporation ("Radnet"). Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Purchase Agreement.

The parties, intending to be legally bound, hereby agree as follows:

1.	ESTABLISHMENT OF ESCROW FUND; INVESTMENTS

(a)           Buyer has deposited with Escrow Agent an amount equal to Five Hundred Thousand Dollars ($500,000) in immediately available funds (as adjusted pursuant to Section 3 below and together with any interest, dividends, income, or other proceeds earned thereon from and after the date hereof, the "Escrow Fund"). Escrow Agent hereby acknowledges receipt of the Escrow Fund.

(b)           Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

(c)            The Escrow Agent shall from time to time invest and reinvest the Escrow Fund in accordance with signed, joint written instructions of the Buyer and the Sellers, in U.S. Government obligations, bank certificates of deposit (up to the maximum amount of any such deposit insured by the Federal Deposit Insurance Corporation), repurchase agreements secured by U.S. Government obligations or money market mutual funds ("Permitted Investments"), and the Escrow Agent shall not be responsible for any loss incurred with respect to any such Permitted Investment that is made in good faith. Notwithstanding the foregoing, the Escrow Agent is hereby directed to initially invest the Escrow Fund in

(d)            All interest, dividends, income or other proceeds earned on the Escrow Fund (collectively, the "Interest") shall be distributed to the Sellers in accordance with Section 3. Notwithstanding anything to the contrary contained herein, any provision of this Agreement requiring the disbursement of Interest by the Escrow Agent shall be construed to refer only to Interest which has accrued and been paid to the Escrow Agent.

Any Interest which has accrued and, except for the fact that it has not been paid to the Escrow Agent, would otherwise be required to be disbursed, shall be disbursed within five (5) Business Days of being paid to the Escrow Agent.

2.	CLAIMS

(a)            From time to time on or before 5:00 p.m. (New York City time) on the date which is eighteen (18) months following the Closing Date (the "Final Release  Date"), Buyer may give written notice (a "Notice") to Sellers and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it may have for indemnification under Section 5.3 or Article VIII of the Purchase Agreement. As soon as practicable after receipt of any such Notice, Escrow Agent shall give notice to Sellers of any Claim it receives. If Sellers give notice to Buyer and Escrow Agent disputing any Claim (a "Counter Notice") within thirty (30) calendar days following delivery to Sellers of the notice from Escrow Agent regarding such Claim, such Claim shall be resolved as provided in Section 2(b) and Section 4(o) below. If no Counter Notice is received by Escrow Agent within such thirty-day (30-day) period, then the dollar amount of damages claimed by Buyer as set forth in its Notice shall be deemed established for purposes of this Agreement and the Purchase Agreement and, at the end of such thirty-day (30-day) period, Escrow Agent shall pay to Buyer the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

(b)            If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and Sellers or (ii) a final, non-appealable determination of (A) an arbitrator if resolved by arbitration pursuant to the Purchase Agreement or (B) a court of competent jurisdiction, in either case, accompanied by an opinion of counsel for the presenting party addressed to and reasonably satisfactory to Escrow Agent to the effect that such judgment is a final, non-appealable determination or judgment (as applicable) and establishes the Buyer's and Sellers' rights with respect to the Escrowed Funds (or any portion thereof) under this Agreement.

3. REDUCTION AND TERMINATION OF ESCROW FUND

(a) As set forth in this Section 3(a), Escrow Agent shall pay and distribute the following amounts out of the Escrow Fund to Sellers, by mailing a check to Sellers payable to the order of Progressive Health, LLC at the address set forth below in Section 10 (or to such other address as they may provide by notice to the Escrow Agent) subject to the limitations set forth in Section 3(b) below:

(i)            On the first business day of each month, Escrow Agent shall pay and distribute to Sellers all Interest, if any, not previously distributed to Sellers.

(ii)           On the date which is fourteen (14) months following the Closing Date, Escrow Agent shall pay and distribute to Sellers Sixty Thousand and 00/100 Dollars ($60,000) out of the Escrow Fund.

(iii)          On the date which is fifteen (15) months following the Closing Date, and on the same day of each calendar month thereafter through and including the calendar month prior to the Final Release Date (together with the date identified in Section 3(a)(i) above, each a "Monthly Release Date"), Escrow Agent shall pay and distribute to Sellers Eighty Thousand and 00/100 Dollars ($80,000) out of the Escrow Fund.

(iv)          On the Final Release Date, Escrow Agent shall pay and distribute the entire remaining balance of the Escrow Fund, together with all previously undistributed Interest thereon, to Sellers.

(b) Notwithstanding the foregoing, Escrow Agent shall not make any release or distribution of the Escrow Fund to Sellers pursuant to this Section 3 to the extent that there are pending Claims in an aggregate total dollar amount (as shown in the Notices of such Claims) greater than or equal to the balance of the Escrow Fund.

4.	DUTIES OF ESCROW AGENT

(a)            The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which Sellers or Buyer is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from Sellers or Buyer or an entity acting on its behalf. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b)            The Escrow Fund shall be held by the Escrow Agent either directly or through the Federal Reserve/Treasury Book-Entry System for United States and federal agency securities (the "Book-Entry System"), The Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission ("DTC"), or through any other clearing agency or similar system (a "Clearing Agency"). The Escrow Agent shall have no responsibility and shall not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rates changes, or similar matters relating to securities held at DTC or with any Clearing Agency unless the Escrow Agent shall have received actual and timely notice of the same, nor shall the Escrow Agent have any responsibility or liability for the actions or omissions to act of the Book-Entry System, DTC or any Clearing Agency.

(c)            If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Fund (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Fund), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(d)           The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from Sellers or Buyer or any entity acting on behalf of Sellers or Buyer, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest or income incident to any such delays, or (v) for an amount in excess of the value of the Escrow Fund, valued as of the date of deposit, but only to the extent of direct money damages.

(e)           If any fees, expenses or costs incurred by, or any obligations owed to, the Escrow Agent or its counsel hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Fund and may sell, liquidate, convey or otherwise dispose of any investment in respect of the Escrow Fund for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution, and reimburse itself as appropriate in accordance with this paragraph, any interest earned in respect of the Escrow Fund in an amount it believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(f)           As security for the due and punctual performance of any and all of Sellers' or Buyer's obligations to the Escrow Agent hereunder, now or hereafter arising, Sellers and Buyer hereby pledge, assign and grant to the Escrow Agent a continuing security interest in, and a lien on, the Escrow Fund and all distributions thereon or additions thereto. The security interest of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against Sellers and/or Buyer and all third parties in accordance with the terms of this Escrow Agreement.

(g)           The Escrow Agent may consult with legal counsel of its own choosing, at the expense of Sellers and Buyer, as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(h)           The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(i)            The Escrow Agent shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(j)            The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(k)            The Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(1) At any time the Escrow Agent may request an instruction in writing in English from Sellers and Buyer and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least three (3) Business Days after the later of the date on which Sellers or Buyer receive(s) such request for instructions from Escrow Agent and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instructions requested.

(m) When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent gross negligence or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of Sellers or Buyer or is not in the form Sellers or Buyer sent or intended to send (whether due to fraud, distortion or otherwise). Sellers and Buyer shall jointly and severally indemnify the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication.

(n)            In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Fund, unless the Escrow Agent receives written instructions, signed by Sellers and/or Buyer (as applicable), which eliminate such ambiguity or uncertainty.

(o)            In the event of any dispute between or conflicting claims between Sellers or Buyer and any other person or entity with respect to any Escrow Fund, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Fund so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to Sellers or Buyer for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been (A) determined by a final order, judgment or decree of a court of competent jurisdiction or arbitrator (in the case of a dispute resolved by arbtitration pursuant to the Purchase Agreement), which order, judgment or decree is not subject to appeal, or (B) settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent, or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court or arbitrator's order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction (or arbitorator, as applicable), and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court or arbitration order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, Sellers and Buyer.

(p)            The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

(q)           The Escrow Agent does not have any interest, except for the lien granted to it herein, in the Escrow Fund, but is serving as escrow holder only and having only possession thereof. Sellers and Buyer shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Fund incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. Sellers and/or Buyer will provide the Escrow Agent with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. This paragraph shall survive notwithstanding any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

(r)            The Escrow Agent shall provide to Sellers and Buyer monthly statements identifying transactions, transfers or holdings of Escrow Fund and each such statement shall be deemed to be correct and final upon receipt thereof by Sellers and Buyer unless the Escrow Agent is notified in writing, by the Sellers or Buyer to the contrary within thirty (30) Business Days of the date of such statement.

(s)            Sellers and Buyer shall deliver to the Escrow Agent a list of authorized signatories, as set forth in the attached Schedule A hereto, with respect to any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication required or permitted to be furnished to the Escrow Agent hereunder, and the Escrow Agent shall be entitled to rely on such list with respect to any party until a new list is furnished by such party to the Escrow Agent. Furthermore, in the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by fax or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule B hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers designated for such call-backs may be changed only in a writing actually received by the Escrow Agent.

5.	COMPENSATION OF ESCROW AGENT

Buyer and Sellers shall pay Escrow Agent aggregate compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount THREE THOUSAND AND 00/100 DOLLARS ($3,000) at the time of execution of this Agreement, along with any additional fees and expenses set forth on Schedule C attached hereto. Any compensation and/or reimbursement or expenses to which Escrow Agent is entitled shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.

6.	RESIGNATION OF ESCROW AGENT

The Escrow Agent may resign and be discharged from its duties hereunder at any time (i) by giving thirty (30) calendar days' prior written notice of such resignation to Sellers and Buyer, or (ii) upon notice to Sellers and Buyer with immediate effect in order to comply with law or regulation.. Seller and Buyer may remove the Escrow Agent at any time by giving thirty (30) calendar days' prior written notice to the Escrow Agent; provided, such notice shall be given by both Sellers and Buyer. Upon such notice, a successor escrow agent shall be appointed by Sellers and Buyer, who shall provide written notice of such to the resigning Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation or removal date specified in such notice. If Sellers and Buyer are unable to agree upon a successor escrow agent within thirty (30) calendar days after such notice, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The costs and expenses (including its attorneys' fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Fund then held hereunder to the successor Escrow Agent, less the Escrow Agent's fees, costs and expenses or other obligations owed to the Escrow Agent to be paid from any interest earned in respect of the Escrow Fund, or hold any interest earned in respect of the Escrow Fund (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid. Upon its resignation and delivery of the Escrow Fund as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrow Fund or this Agreement.

7.	LIMITED RESPONSIBILITY

This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

8.	OWNERSHIP FOR TAX PURPOSES

Sellers agree that, for purposes of federal and other taxes based on income, Sellers (or if Sellers' existence is terminated, on notice to Escrow Agent with applicable social security numbers, Sellers' Principals) will be treated as the owner of the Escrow Fund and that Sellers will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

9.	ACCOUNT OPENING INFORMATION

With respect to accounts opened in the United States of America, to help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. Prior to the escrow account opening, the Escrow Agent shall require, and Buyer and Sellers each agree to provide, certain information required by law for identification purposes.

10.	MISCELLANEOUS

(a) All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next Business Day after delivery to a recognized overnight courier or upon receipt when mailed first class (postage prepaid) or when sent by facsimile to the parties (which facsimile copy shall be followed, in the case of notices or other communications sent to the Escrow Agent, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

(i)	if to the Sellers, to	Progressive Health, LLC 401 Sylvan Avenue
Englewood Cliffs, NJ 07632 Attn: Managing Member

(ii)	if to the Buyer, to:
New Jersey Imaging Partners, Inc.
1510 Cotner Avenue
Los Angeles, CA 90025-3303
Attn: Howard G. Berger, M.D., President

(iii)	if to the Escrow Agent, to:
HSBC Bank USA, National Association 452 Fifth Avenue
New York, New York 10018
Attn: Corporate Trust & Loan Agency Tel: (212) 525-XX
Fax: (212) 525-1300

For purposes of this Escrow Agreement, any notices, communications or instructions given or required to be given by "Sellers" to Buyer or Escrow Agent hereunder, shall be deemed so given on behalf of Sellers if given by Progressive Health, LLC, and the Escrow Agent may rely thereon as a notice, communication or instruction of Sellers hereunder.

(b)            This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State.

(c)           Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person's address for purposes of notices hereunder.

(d)           This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purposes whatsoever.

(e)           This Agreement and the rights and obligations hereunder of Buyer and Sellers shall be assigned to successors and assigns of Buyer and Sellers, respectively, subject to the consent of the Escrow Agent. This Agreement and the rights and obligations hereunder of Escrow Agent shall be assigned to successors and assigns of Escrow Agent without consent of the parties hereto. This Agreement shall be binding upon and inure to the benefit of each party's respective successors and permitted assigns. Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 10(e) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

(f)           The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(g)           The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h)           Any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. Each of Buyer and Sellers will provide the Escrow Agent with its Employer Identification Number for use by the Escrow Agent if necessary. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on the Escrow Fund and will not be responsible for any other reporting.

(i)           The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

(j)           The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(k)           Each of Buyer and Sellers hereby represents and warrants (i) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Escrow Agreement by it does not and will not violate any applicable law or regulation.

(1) The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

(m)           No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "HSBC Bank USA, National Association" or any of its affiliates by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of the Escrow Agent.

(n)           For purposes of this Agreement, "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which commercial banks are required or permitted by law or executive order to be closed in the City of New York.

(o)           For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Sellers and/or Buyer B designated on Schedule A attached hereto and made a part hereof (each such representative, an "Authorized Person") which such designation shall include specimen signatures of such representatives, as such Schedule A may be updated from time to time.

(p)           This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer, Sellers and Escrow Agent.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first set forth above.

BUYER:
NEW JERSEY IMAGING PARTNERS, INC.

By:
Howard G. Berger, M.D., President

SELLERS:
PROGRESSIVE HEALTH, LLC

By:
Robert L. Farrell, Managing Member

By:
William D. Farrell, Managing Member

STELLAR HEALTH, LLC

By:	William D. Farrell, Managing Member

MEDCON CONSULTANTS, INC.

By:	Robert L. Farrell, Managing Member

ROBERT L. FARRELL, individually

WILLIAM D. FARRELL, individually

ESCROW AGENT:

HSBC Bank USA, National Association as Escrow Agent

By:
Name:
Title:

BUYER:	SELLERS:

NEW JERSEY IMAGING PARTNERS, INC.	PROGRESSIVE HEALTH, LLC

By:	By:
Howard G. Berger, M.D., President	Robert L. Farrell, Managing Member

RADNET:	STELLAR HEALTH, LLC
By:
RADNET, INC.	its:

MEDCON CONSULTANTS, INC.

By:
its:

Robert L. Farrell

William D. Farrell

ESCROW AGENT:

HSBC bank USA, national association

By:         Name:
Title:

Schedule A

Authorized Representatives

Name	Title	Specimen Signature

Schedule B

Payment Order Authorization Form

Account Name:

Account Number(s):

By signing this form, the Customer authorizes the Authorized Contacts listed below to issue, amend and cancel payment orders on behalf of the Customer, unless Call Back Only authorization is indicated.

By:
(Signature of an Authorized Officer of the Customer)

(Print Name)

Title:	Date:

Authorized Contacts

Name	Signature	Phone Number Call Back Only
(Check if Yes)
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<
<
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Schedule C
Schedule of Fees

CORPORATE TRUST & LOAN AGENCY SERVICES

L	INITIAL FEE:	$500

This one-time acceptance fee includes our review, negotiation and execution of the documents, the establishment of necessary roles and procedures, including the establishment of all accounts, and receipt and investment of funds to be held in accordance with the governing documents Documents")

H. ADMINISTRATIVE FEE —		$2500

	This fee includes the on-going services for acting as Agent as set forth in the Governing Documents This fee is annual or for any portion thereof that HSBA Bank USA N.A. acts as Agent.

III ACTIVITY FEES — CUSTODY FEES- 5 BASIS POINTS (.0005) ON FACE VALUE OF SECURITIES HELD. NOTE: THIS FEE IS WAIVED FOR INVESTMENTS IN MONEY MARKET FUNDS

IV OUT-OF-POCKET

LEGAL AND EXTERNAL OUT-OF-POCKET EXPENSES: COST,

Covers all external out-of-pocket expenses including, but not limited to, our external counsel's fees, publications, travel, temporary services, etc. in connection with acting as Agent/Trustee under the Governing Documents.

INTERNAL OUT-OF-POCKET EXPENSES: WAIVED

Covers all internal out-of-pocket expenses including, but not limited to postage, messenger services, express mail charges, notary fees, endorsement stamps and telephone/telegraph expenses, etc. in connection with acting as Agent/Trustee under the Governing Documents.

Exhibit 6.1(h)

BILLING COLLECTION SERVICES AGREEMENT

THIS BILLING COLLECTION SERVICES AGREEMENT (“Agreement”) is made and entered into on this 2nd day of December, 2010, by and between PROGRESSIVE HEALTH, LLC, a New Jersey limited liability company, (hereinafter referred to as “PH”), and NEW JERSEY IMAGING PARTNERS, INC., a New Jersey corporation whose address is 1510 Cotner Ave., Los Angeles, CA 90025-3303 (hereinafter referred to as “NJIP”).

WHEREAS, NJIP (as “Buyer”), RadNet, Inc., and Progressive Health LLC (“Progressive Health”), Stellar Health, LLC (“Stellar”), Medcon Consultants, Inc. (“Medcon”), Robert L. Farrell (“RF”) and William D. Farrell (“WF”) (as “Sellers”) have entered into that certain Membership Interest Purchase Agreement dated August ____, 2010 (the “Purchase Agreement”) pursuant to which NJIP is purchasing on the date hereof from Sellers the outstanding equity interests of each of (a) East Bergen Imaging LLC (“East Bergen Imaging”), (b) Progressive Medical Imaging of Hackensack, LLC (“Hackensack Imaging”), (c) Progressive Medical Imaging of Union City, LLC (“Union City Imaging”), (d) Progressive X-Ray of Englewood, LLC (“Progressive X-Ray”), (e) Progressive Medical Imaging of Bloomfield, LLC (“Bloomfield Imaging”) and (f) Progressive X-Ray of Kearney, LLC (“Progressive X-Ray Kearney”) (collectively, the “Acquired Companies”);

WHEREAS, prior to consummation of the transactions contemplated by the Purchase Agreement (the “Closing”), (i) East Bergen Imaging has distributed to RF and WF, and RF and WF have, in turn, contributed, directly or indirectly, to Progressive Health, all of the unpaid accounts receivable which at the time of such distribution were held by, and in favor of, East Bergen, and all other rights to receive payment arising in each case from medical diagnostic imaging or other services rendered by East Bergen, prior to Closing (collectively, the “East Bergen Accounts”) and (ii) Hackensack Imaging, Union City Imaging, Progressive X-Ray, Bloomfield Imaging and Progressive X-Ray Kearney have distributed to their owners all of the unpaid accounts receivable which at the time of such distribution were held by, and in favor of, Hackensack Imaging, Union City Imaging, Progressive X-Ray, Bloomfield Imaging and Progressive X-Ray Kearny and all other rights to receive payment arising in each case from medical diagnostic imaging services rendered by Hackensack Imaging, Union City Imaging, Bloomfield Imaging, Progressive X-Ray, and Progressive X-Ray Kearney, prior to Closing (collectively, the “Other Accounts”);

WHEREAS, NJIP and PH desire that NJIP provide to and for the benefit of PH certain medical billing and collection services with respect to the East Bergen Accounts, the Other Accounts and the accounts receivable presently or in the future held by, and in favor of, West Palm Beach MRI, LLC or West Palm Beach Resources, Inc. and all other rights to receive payment arising in each case from medical diagnostic imaging services rendered by West Palm Beach MRI, LLC (the “West Palm Accounts”; the East Bergen Accounts together with the Other Accounts and the West Palm Accounts collectively, the “Accounts”) to commence on the date hereof, as set forth below and upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

A.           SERVICES TO BE PROVIDED.  With respect to the Accounts, NJIP shall provide the following billing and collection services and the following reports to PH for services provided by NJIP hereunder:

1.           Weekly initiation of billing cycles, generation of statements, third-party carrier and governmental program claim forms, collection notices and payment inquiries.

2.           In the normal course, all statements shall be delivered by U.S. mail or electronically in not less than one nor more than seven business days from receipt of all charge and other necessary information.

3.           Initial billing statements shall be completed and contain all detail on open items as well as payments, adjustments and information requests.

4.           All Payments received by NJIP with respect to the Accounts (other than the West Palm Accounts) will be deposited within 48 hours of receipt into PH’s bank account as follows (the “PH Bank Account”):

Wachovia Bank, N.A.
5 Research Drive
Shelton,. CT  06484
Account No. 2000018718191
ABA/Routing No. 021101108

All payments with respect to the West Palm Accounts shall continue to be received by, and deposited into, the existing operating accounts of West Palm Beach MRI, LLC (the “West Palm Bank Account”).

5.           Follow-up on billings which shall include:

a.           Insurance inquiries on all contracted third-party carrier accounts if payment is not received within forty-five (45) days from the initial billing.

b.           Third-party payor charges which are denied shall be appealed and, if necessary, arbitrations filed and monitored.

6.           NJIP shall assist collection agency follow up after PH has approved write-offs, at PH's option, as more particularly set forth below.

7.           NJIP shall provide the following periodic reports on a monthly basis, unless otherwise indicated:

a.           Weekly Period Summary History by Facility.

b.           Weekly Summary by Receipt Type.

c.           Daily Posting Summaries of Charges, Payments and Adjustments.

d.           Billing Class Activity Report.

e.           Extended Aged Trial Balance Reports.

Items a and b above shall be provided weekly during the three (3) month period immediately following the date hereof and monthly thereafter.

8.           NJIP shall continue its current practice of backing up data and shall provide PH access to, or copies of, such data backups.

9.           NJIP shall process refunds to patients and third-party payors which have been approved by PH.

B.           GUIDELINES.  PH and NJIP shall jointly formulate and agree upon guidelines to be used for the following billing/collection activities contemplated under this Agreement:

1.           The timing and content of all demand letters to any Account debtors.

2.           Terms and conditions under which any Accounts may be turned over to collection agencies for further action by NJIP.

3.           Terms and conditions upon which NJIP may write off appropriate Accounts of PH and the terms and conditions upon which discounts or other reductions of PH’s Accounts can be made by NJIP.

Such guidelines are expected to be consistent with PH’s current policies and procedures unless mutually agreed upon.

C.           ADDITIONAL RIGHTS AND COVENANTS.  In addition to any other requirements contained herein, during the term of this Agreement and following termination hereof so long as any Accounts remain outstanding:

1.           NJIP shall provide PH with real-time direct access to (i) NJIP’s Radiology Information System, (ii) all reports and data with respect to the Accounts and (iii) NJIP staff having responsibility for services provided by NJIP hereunder.

2.           PH shall have the right to oversee and provide direction to NJIP staff having responsibility for services provided by NJIP hereunder, provided that such oversight and direction is not inconsistent with the company policies of NJIP.

3.           NJIP shall utilize the same billing and collection systems (including, for up to two (2) years following the date hereof, Medinformatix) and personnel with respect to the Accounts which were utilized by the Acquired Companies prior to Closing.

4.           NJIP shall maintain in existence all the collection bank accounts of every Acquired Company for a period of at least one (1) year following the date of this Agreement.

5.           NJIP shall discharge its duties hereunder with the same degree of care and attention as it would employ in the billing and collection of its own Accounts.

D.           FEES AND PAYMENTS THEREOF.

1.           The fees for all services rendered by NJIP to PH pursuant to the terms of this Agreement shall be in respect of collections relating to all Accounts, ten percent (10%) of the monies collected with respect thereto.

2.           NJIP shall invoice PH monthly, upon month-end closing.  PH shall remit payment within thirty (30) days of receipt of invoice.  Bills not paid within the specified time period shall be assessed one and one-half percent (1.5%) interest per month on the outstanding amount.

3.           PH shall have the right to audit the books of NJIP as they relate to PH and the Accounts on a quarterly basis.

E.           BANK ACCOUNT.  All sums received by NJIP on behalf of PH pursuant to this Agreement in respect of the Accounts other than the West Palm Accounts shall be deposited into the PH Bank Account within forty-eight (48) hours of receipt by NJIP.  All sums received by NJIP on behalf of West Palm Beach MRI, LLC or West Palm Beach Resources, Inc. pursuant to this Agreement in respect of the West Palm Accounts shall continue to be received by, and deposited into, the West Palm Bank Account.  NJIP shall have no access or control over the PH Bank Account or the West Palm Bank Account or the funds in said accounts and shall have no power to negotiate any checks or payments received on behalf of PH or West Palm Beach MRI, LLC.

F.           TERM OF AGREEMENT AND TERMINATION.

1.           The term of this Agreement shall be for two (2) years commencing on the date hereof.  Thereafter, this Agreement shall be automatically renewed for additional twelve (12) month periods unless written notice to the non-terminating party is received no later than 90 days before any term ends.

2.           Upon the giving of the 90-day notice referred to in preceding Paragraph F.1 above, NJIP shall, within fifteen (15) business days following demand by PH, furnish to PH in the current industry standard all (a) financial files (such as accounts receivable and payable, financial statement data and any other data maintained by NJIP for PH relating to the Accounts with current balances, prior balances and transactions), and (b) demographic files (such as files showing names, addresses, account numbers and the like) in such detail so as to permit replicating the data base on another computer.  Transfer medium will be mutually agreed upon by the parties.  The parties recognize that during said 90-day period, PH may conduct a parallel computer and billing operation to test the system and conversion to another computer.

3.           In the event of termination of this Agreement, NJIP agrees to provide PH with all books, records and computer data used by NJIP for billing and collection of the Accounts after delivery of which NJIP will not perform any further services.

4.           In the event NJIP determines to terminate use of the Mediformatix system (software and hardware) for its billing and collection processes following the second anniversary of this Agreement, it shall provide PH with written notice of such determination and PH shall have the option, upon written notice to NJIP, to require that NJIP continue to utilize such system with respect to the Accounts, whereupon PH shall assume the obligation to pay the monthly support fee associated with maintaining the Mediformatix system for the purpose of billing and collection of such Accounts.

G.           DEFAULT.  NJIP or PH, as the case may be, shall be deemed to be in default under this Agreement in the event that (i) it is in violation of any covenant or condition to be performed by it under this Agreement, which violation is not cured within thirty (30) days after delivery by the other party to NJIP or PH, as the case may be, of written notice specifying such violations; (ii) a petition to have PH or NJIP, as the case may be, adjudged bankrupt or a petition for reorganization or arrangement under any of the laws of the United States relating to bankruptcy is filed by or against NJIP or PH, as the case may be; (iii) the business conducted by NJIP or PH, as the case may be, is assumed by any trustee or other person pursuant to any judicial proceeding or notice; or (iv) NJIP or PH, as the case may be, becomes insolvent or makes an assignment for the benefit of creditors.

If NJIP or PH, as the case may be, is in default under this Agreement as provided above, or in any other respect, NJIP or PH as the case may be, may, at its election, terminate this Agreement upon giving not less than thirty (30) days’ written notice to NJIP or PH, as the case may be, and upon such termination, NJIP shall thereupon be entitled to recover from PH all fees and other charges owed to NJIP which have accrued but were unpaid as of the date of said termination and PH shall be entitled to exercise any and all rights or remedies it may have at law or equity; provided, however, that NJIP shall, in any event, be bound by the terms and conditions of Paragraph F above.

The various rights and remedies herein granted to NJIP or PH, as the case may be, shall be cumulative and in addition to any others NJIP or PH may be entitled to by law or in equity.  The exercise of one or more of the rights contained herein shall not impair, set off or otherwise affect NJIP’s or PH’s rights to exercise any other right or obtain any other remedy or damages available to it.

H.           FULL COOPERATION AND GOOD FAITH.

Each of the parties hereto agrees to cooperate fully and in good faith with the other in connection with the performance of its respective duties and obligations under this Agreement.  In this regard, PH shall provide NJIP with all information necessary for NJIP to bill and obtain reimbursement for charges, as and when requested by NJIP.  PH shall accurately provide data including, but not limited to, CPT procedural and ICD diagnostic codes and all other required patient and payor information.  PH represents and warrants that all information provided is true and correct in all material respects.

I.           SELECTION OF COLLECTION AGENCY.

It is contemplated by the parties to this Agreement that, from time to time, the services of an independent collection agency will be necessary to collect on certain Accounts.  PH shall have the option of outsourcing collection of Accounts and of selecting a collection agency of its choice in which event NJIP shall cause all data and reports to the outsourced Accounts to be transferred to such collection agency.  If PH so selects the collection agency to be used, NJIP’s obligations under this Agreement as to those Accounts assigned to that collection agency shall cease entirely upon the date of assignment of said Account to such agency other than the remittance of any amounts received by NJIP from such collection agency relating to the Accounts.

Should NJIP be allowed to select the collection agency to be used, NJIP will monitor, follow up with and instruct said agency as is necessary on behalf of PH.

Regardless of which party selects the collection agency, all sums received by said collection agency shall be forthwith forwarded to (i) PH for deposit in the PH Bank Account in the case of Accounts other than the West Palm Accounts and (ii) West Palm Beach MRI, LLC for deposit in the West Palm Bank Account in the case of the West Palm Accounts.

J.           POSTAGE AND ELECTRONIC CLAIMS FEES.

All expenses incurred with respect to postage or electronic claims fees necessary to collect PH’s accounts shall be the sole responsibility of NJIP.

K.           EQUIPMENT.

Subject to the terms of this Agreement and throughout the term of this Agreement, NJIP will provide and maintain such equipment as is necessary to perform the services hereunder.

L.           LIMITATION OF LIABILITY.

1.           NJIP shall not be liable for or deemed to be in default for any delays or failure in performance or interruption of service under this Agreement resulting directly or indirectly from acts of God, civil disorders, fires, floods, labor disputes, electrical failures, breakdown of computer or electrical equipment or postal delays.  NJIP’s liability, if any, to PH or any third person arising from default or breach under the terms of this Agreement, or from any other cause, including PH’s negligence, shall be limited to direct compensatory damages.

2.           NJIP’s liability under this Agreement shall be limited to said damages and under no circumstances shall NJIP be liable for any claim arising directly or indirectly from this Agreement, or performance thereof, for consequential or punitive damages.

3.           Without limiting PH’s rights and NJIP’s obligations to PH under this Agreement, PH agrees to indemnify, defend and hold NJIP completely harmless from any and all costs, expenses, attorneys’ fees, suits, claims or liabilities arising in any manner out of any of the provisions of this Agreement which NJIP may become obligated or compelled to defend or pay as a result of actions, inactions or negligence by, or incomplete or inaccurate information from, PH, its agent, servants, employees or those acting in its behalf.

4.           NJIP has made no representations or warranties regarding the timing, amount, or percentage of  Accounts that may be collectable and disclaims all implied warranties pertaining to its services.  Notwithstanding any other provision in this agreement, NJIP assumes no responsibility for accounting for any unclaimed property, including unclaimed overpayments, under any escheat or similar laws.  The parties acknowledge that all personnel employed by NJIP to perform its obligations under this agreement are the employees, agents, or independent contractors of NJIP and not of PH.  The parties further agree that NJIP shall be solely responsible for determining and paying all compensation and withholding taxes due with respect to such employees.  Each party agrees to indemnify and hold the other party harmless from and against any liability, cost or expense (including reasonably attorneys’ fees) arising as a consequence of any breach of the indemnifying party’s obligations, representations or warranties under this agreement or related to or arising out of events prior to the date of acceptance.

M.          OWNERSHIP OF PROGRAMS AND CONFIDENTIALITY.

1.           All programs and related documentation, specifications instruction manuals, fee schedule formats, rules, forms and similar materials utilized and developed by NJIP in connection with the operation by it of its billing and collection procedures are and remain the sole and exclusive property of NJIP.  PH agrees to exercise due care in preserving these materials and further to maintain the confidentiality of any and all of these materials in its possession.  PH agrees not to reproduce, disclose contents of or relinquish possession of any of these aforesaid materials to any party other than an authorized NJIP representative.  Further, in the event of termination or upon expiration of this Agreement, PH agrees not to utilize for its purpose any of the materials referred to in this paragraph.

2.           NJIP agrees not to disclose to any third party any confidential information about PH or any of PH’s patients received in the course of performing its services under this Agreement, except as required to bill charges to patients or payors or as otherwise required by law.  PH acknowledges and agrees that PH's business practices and methods, any software utilized by NJIP, and any other trade secrets or proprietary information used by NJIP are confidential, and that NJIP is the sole owner or licensee of that information.  PH agrees not to use or disclose to any third party any such confidential information it receives during the course of this Agreement, except as required by law.

N.          MUTUALLY NON-EXCLUSIVE SERVICE.

The type of services to be provided by NJIP pursuant to this Agreement are not provided exclusively to PH, and NJIP reserves the right, to contract with any other person, company or entity, including those within the health care industry, for the provision of similar or identical services.

O.           INSURANCE.  NJIP shall, at all times during the term of this Agreement, maintain fire, theft and other appropriate casualty insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence, and Three Million Dollars ($3,000,000) aggregate.

P.           GENERAL PROVISIONS.

1.           Any and all disputes, disagreements or claims arising between the parties to this Agreement, and out of this Agreement, shall be resolved through binding arbitration, with no resort to federal or state civil courts.  Said arbitration shall be conducted in Trenton, New Jersey pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and each party shall pick one arbitrator registered with said organization, which arbitrators shall then pick a third arbitrator to form a three-person arbitration panel to hear and decide all matters arising from this Agreement.  The parties shall have the right to discovery, the scope of which shall be agreed to by the parties.  The decision of said arbitrators may be by majority vote.  The cost of arbitration shall be borne by the losing party, or if there is no losing party, as the arbitrator shall determine.

2.           All notices or other communications that either party may desire or may be required to deliver to the other party may be delivered in person or by depositing the same in the United States mail, postage prepaid, certified or registered mail, addressed to the party as set forth by their signature hereinbelow.  Either party may change the address to which notices are to be delivered by giving written notice of such change to the other party, as provided herein.

3.           Any waiver of any term, covenant or condition of this Agreement by any party hereto shall not be effective unless set forth in writing and signed by the party granting such waiver, and in no event shall any such waiver be deemed to be a waiver of any other term, covenant or condition of this Agreement.

4.           Each provision of this Agreement is severable from other provisions of this Agreement and if one or more of the provisions of this Agreement shall be changed, modified or declared invalid, the remaining provisions shall remain in full force and effect.

5.           This Agreement, and the addenda and schedules attached hereto, constitute the entire Agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous negotiations, understandings and agreements.  This Agreement may not be modified or amended by the parties hereto except by written instrument executed by both of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PROGRESSIVE HEALTH, LLC

By:
Robert L. Farrell
Its:	Managing Member

By:
William D. Farrell
Its:	Managing Member
401 Sylvan Avenue
Englewood Cliffs, NJ 07632

NEW JERSEY IMAGING PARTNERS, INC.

By:
Howard G. Berger, M.D., President
1510 Cotner Avenue
Los Angeles, California 90025-3303

EXHIBIT 6.2(j)

SELLERS' CERTIFICATE

This SELLERS' CERTIFICATE (this "Certificate"), dated as of                       , 2010, is given by PROGRESSIVE HEALTH, LLC ("Progressive"), a New Jersey Limited liability company, STELLAR HEALTH, LLC ("Stellar"), a New Jersey Limited liability company, MEDCON CONSULTANTS, INC. ("Medcon"), a New Jersey Corporation, ROBERT L. FARRELL ("RF"), an individual residing at 11 Heritage Road, Old Tappan, New Jersey 07675, and WILLIAM D. FARRELL, an individual residing at 14 Bluefield Avenue, Harrington Park, New Jersey 07640 ("WF" and collectively together with Progressive, Stellar, Medcon and RF, the "Sellers'"), for the benefit of NEW JERSEY IMAGING PARTNERS, INC. ("Buyer"), a New Jersey corporation, in connection with that certain Membership Interests Purchase Agreement, dated as of August                           , 2010, by and among the Sellers, the Buyer and RadNet, Inc. (the "Purchase Agreement"). Capitalized terms used, and not otherwise defined, in this Certificate shall have the meanings given to them in the Purchase Agreement.

The Sellers hereby certify to the Buyer that, as of the date hereof:

1.           All representations and warranties made by the Sellers in Section 2.1 and Article  III of the Purchase Agreement are true and correct in all material respects at and as of the date of this Certificate (unless the representations and warranties address matters as of a particular date, in which case such representations and warranties shall remain true and correct in all material respects as of such date).

2.           Each Seller has performed and complied in all material respects with all of its covenants and agreements required by the Purchase Agreement to be performed or complied with by such Seller at or prior to Closing.

The remainder of this page was left blank intentionally.

1

IN WITNESS WHEREOF, the undersigned have executed this Sellers' Certificate as of                                  , 2010.

SELLERS:

PROGRESSIVE HEALTH, LLC

By:
Robert L. Farrell, Managing Member

By:
William D. Farrell, Managing Member

STELLAR HEALTH, LLC

By:
William D. Farrell, Managing Member

MEDCON CONSULTANTS, INC.

By:
Robert L. Farrell, Managing Member

ROBERT L. FARRELL, individually

WILLIAM D. FARRELL, individually

2

EXHIBIT 6.3(g)

BUYER'S CERTIFICATE

This BUYER'S CERTIFICATE (this "Certificate"), dated as of                          , 2010, is given by NEW JERSEY IMAGING PARTNERS, INC. ("Buyer"), a New Jersey corporation, for the benefit of PROGRESSIVE HEALTH, LLC ("Progressive"), a New Jersey Limited liability company, STELLAR HEALTH, LLC ("Stellar"), a New Jersey Limited liability company, MEDCON CONSULTANTS, INC. ("Medcon"), a New Jersey Corporation, ROBERT L. FARRELL ("RF"), an individual residing at                             , and WILLIAM D. FARRELL, an individual residing at                                 ("WF" and collectively together with Progressive, Stellar, Medcon, and RF, the "Sellers'"), in connection with that certain Membership Interests Purchase Agreement, dated as of August                , 2010, by and among the Sellers, the Buyer and RadNet, Inc. (the "Purchase Agreement").

The Buyer hereby certifies to the Sellers that, as of the date hereof:

1.           All representations and warranties of Buyer set forth in Section 2.2 of the Purchase Agreement are true and correct in all material respects as of the date of this Certificate (unless the representations and warranties address matters as of a particular date, in which case such representations and warranties shall remain true and correct in all material respects as of such date).

2.           Buyer has performed and complied in all material respects with all its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to Closing.

The remainder of this page was left blank intentionally.

IN WITNESS WHEREOF, the undersigned have executed this Buyer's Certificate as of                           , 2010.

BUYER:

NEW JERSEY IMAGING PARTNERS, INC.

By:
Howard G. Berger, M.D., President

Exhibit 6.3(j)(I)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 1, 2010, by and between NEW JERSEY IMAGING PARTNERS, INC., organized under the laws of the State of New Jersey (the “Company”), and ROBERT L. FARRELL of Old Tappan, New Jersey, an individual (the “Executive ”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Term of Employment.  Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive and the Executive hereby accepts employment with the Company pursuant to this Agreement for the period commencing on the date hereof (the “Commencement Date”), and ending twelve (12) months after the Commencement Date.  Said period of time is hereinafter referred to as the “Initial Term”.  Subsequent to the last day of the Initial Term, if the parties do not expressly agree in writing to extend this Agreement for a specified period of time, the Executive’s employment by the Company shall continue pursuant to the terms of this Agreement on a year to year basis with either party having the right to terminate the Agreement sixty (60) days prior to the end of any term.  Notwithstanding the foregoing, either party may terminate this Agreement on sixty (60) days prior notice at any time after the first ten (10) months of the Initial Term hereunder.

As used herein, the term “Employment Period” shall mean the entire period of time that the Executive is employed by the Company, inclusive of the Initial Term and any extensions hereof for a specified period of time.

2.           Position; Duties and Place of Employment.

(a)           The Company hereby employs the Executive as its Senior Vice President – Northeast Development Officer. The Executive shall be responsible for all duties customarily associated with that position as assigned from time to time by the Company, and shall report to Howard Berger, M.D., President and Chief Executive Officer of Radnet, Inc. or his successor in such position.  The Executive shall render to the Company such services as are typically associated with the position in which he is employed.

(b)           The Executive shall perform his duties faithfully, diligently and to the best of his ability in accordance with the reasonable directions and orders of the person to whom he reports, and shall devote such time, efforts and attention to the business and affairs of the Company as may reasonably be required to achieve its objectives and to perform the duties required hereunder.  The Executive shall devote substantially all of his working time, efforts and attention for the benefit of the Company and to the performance of his duties and responsibilities under this Agreement, provided, however, that the Executive shall discharge his duties subject to supervision of the President and Chief Executive Officer of Radnet, Inc., and may perform more or less than 40 hours in any work week as the Executive determines to be appropriate to discharge such duties.

(c)           The Executive shall not render to others any service of any kind for compensation without the prior approval of the Company, which approval shall be at its sole discretion to grant or deny.  The Executive will not engage in any activity, including any ownership interest, which conflicts or interferes with the performance of duties hereunder or usurps the business interests, existing or potential, of the Company.  Nothing in this Agreement shall restrict Executive’s performance of services in connection with any charitable, civic, educational or other activities that do not interfere with the performance of his duties hereunder, and nothing in this Agreement shall preclude Executive’s operation of, and ownership of an interest in, Mizner Place MRI located in West Palm Beach, FL or any other business except as set forth in Section 12.

(d)           The primary place of employment of the Executive shall be in New Jersey at 401 Sylvan Avenue, Englewood Cliffs, N.J. 07632, provided however, the Company, in its discretion, shall have the right to assign the Executive to another location in the New Jersey area within 15 miles of Englewood Cliffs, NJ.  At any time that the Company deems it to be appropriate, the Executive shall temporarily work at such other place or places as may be determined by the Company.  All expenses incurred by Executive in temporarily working at such other place or places shall be borne by the Company.

3.           Compensation.  The Company shall pay the Executive, as compensation for Executive’s services and his compliance with this Agreement, a salary of Seventy Five Thousand Dollars ($75,000) per annum, payable in periodic installments in accordance with the Company’s regular payroll practices.

4.           Benefits.

(a)           The Executive shall be entitled to participate in the Company’s medical, dental, disability, life insurance, sick and personal leave and holiday plans and policies and any other benefit plans and policies on the same terms as are made available to the Company’s and its affiliates’ corporate executives, all in accordance with the Company’s benefits programs as in effect from time to time, except that any waiting period for coverage under any such plan or policy shall be waived as to the Executive.

(b)           The Executive shall be entitled to take six (6) weeks leave (vacation, sick, personal, etc.) per annum during the first twelve (12) months of the term hereunder and for each twelve (12) month period thereafter this Agreement remains in effect, without loss of compensation.  In the event this Agreement is terminated for any reason whatsoever, the foregoing unused leave time shall be prorated on a weekly basis and the compensation of Executive shall be adjusted accordingly, based upon whether Executive has taken leave time in excess of or less than the prorated allotment.  Leave time will no longer accrue once an aggregate of two (2) years of annual allotted leave time has been earned and is unused for so long as such time remains unused.  There shall otherwise be no carry-over of or payment for any unused leave.  As with all leave time, the date upon which the leave time is taken shall be determined by mutual agreement between the Executive and the Company.  Nothing contained herein shall be construed as extending the term beyond that set forth in Section 1 hereinabove.

5.           Reimbursement of Expenses.  The Company shall reimburse the Executive for normal and reasonable business expenses incurred by him in the course of his employment, including but not limited to business entertainment costs, cell phone costs and the reasonable costs for transportation and accommodations when the Executive is required to travel away from the location at which he is employed.  Such reimbursement shall be subject to the Company’s standard procedures with respect to reimbursement, including such matters as pre-approval requirements, lodging and meal allowances, and reimbursement rates for automobile travel.

6.           Confidentiality.

(a)           Executive recognizes and acknowledges that the manner in which Company conducts its business, specifically including, but without limitation, the fees charged, the terms and conditions of contracts with payors or others, and the list of Company’s contracting parties, as it may exist from time to time, are unique assets of Company’s business.  Executive will not, during or after the term of employment, disclose the manner in which Company conducts its business, specifically including, but without limitation, the fees charged, the terms and conditions of contracts with payors or others, the list of Company’s referring organizations, or any part of it to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.  In the event of a breach or threatened breach by Executive of the provisions of this Paragraph, Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, the manner in which Company conducts its business, specifically including, but without limitation, the fees charged, the terms and conditions of contracts with payors or others, or the list of Company’s referring organizations, or from rendering any services to any person, firm, corporation, association, or other entity to whom the manner in which Company conducts its business, specifically including, but without limitation, the fees charged, the terms and conditions of contracts with payors or others, or the referring organizations, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing in this Agreement shall be construed as prohibiting Company from pursuing any other remedies available to Company for disclosure, including the recovering of damages from Executive.

(b)           Executive shall not disclose to any third party, except where permitted or required by law or where such disclosure is expressly approved by Company in writing, any patient or medical record information regarding Company patients, and Executive shall comply with all federal and state laws and regulations, and all bylaws, rules, regulations, and policies of Company regarding the confidentiality of such information.  Executive acknowledges that in receiving or otherwise dealing with any records or information from Executive about Company’s patients receiving treatment for alcohol or drug abuse, Executive is fully bound by the provisions of the federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records (42 C.F.R. Part 2, as amended from time to time).

(c)           Executive agrees to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. section 1320d through d-8 (“HIPAA”), and the requirements of any regulations promulgated thereunder including without limitation the federal privacy regulations as contained in 45 CFR Part 164 (the “Federal Privacy Regulations”) and the federal security standards as contained in 45 CFR Part 142 (the “Federal Security Regulations”).  Executive agrees not to use or further disclose any protected health information, as defined in 45 CFR 154.504, or individually identifiable health information, as defined in 42 U.S.C. section 132)d  (collectively, the “Protected Health Information”), concerning a patient other than as permitted by this Agreement and the requirements of HIPAA or regulations promulgated under HIPAA including without limitation the Federal Privacy Regulations and the Federal Security Regulations.  Executive will utilize appropriate safeguards to prevent the use or disclosure of a patient’s Protected Health Information other than as provided for by this Agreement.  Executive will promptly report to Company any use or disclosure of a patient’s Protected Health Information not provided for by this Agreement or in violation of HIPAA, the Federal Privacy Regulations, or the Federal Security Regulations of which Executive becomes aware.  Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by Executive or Company by virtue of this Subparagraph.

(d)           The provisions of this Section 6 shall survive expiration or other termination of this Agreement, regardless of the cause of such termination.

7.           Covenant to Deliver Business Materials and to Report.  The Executive acknowledges and agrees that all written materials including, without limitation, all memoranda, notes, records, reports, programs and other documents or codes (and all copies thereof) concerning the business or affairs of the Company which come into his possession or control while employed with the Company, are property of the Company, and the Executive shall promptly return all copies thereof to the Company after the termination of his employment by the Company.  In addition, the Executive agrees to render to the Company such reports as it may request with respect to the activities undertaken by him or conducted under his direction in connection with his employment by the Company.

8.           Option.  The Company hereby grants to Executive on the Commencement Date a five (5) year Option to purchase one hundred thousand (100,000) shares of the Common Stock of the Company’s parent, RadNet, Inc.  The Options shall vest in the following manner: (i) Options to purchase fifty thousand (50,000) shares of Common Stock shall vest immediately upon the Commencement Date, (ii) Options to purchase twenty-five thousand (25,000) shares of Common Stock shall vest on the First Anniversary Date of the Commencement Date and (iii) Options to purchase twenty-five thousand (25,000) shares of Common Stock shall vest on the Second Anniversary Date of the Commencement Date: provided, however, that in the event (A) the Company elects not to continue Executive’s employment hereunder pursuant to Section 1 following the Initial Term or (B) the Executive’s employment is terminated for any reason other than as described in Sections 11(a), (b) or (c), then upon the occurrence of either such event, fifty (50%) percent of the amount of any unvested Options shall vest immediately.  The exercise price will be the Closing price of RadNet, Inc. Common Stock in the market in which it trades on the day immediately preceding the Commencement Date.  The Executive will have a reasonable period of time (up to 90 days) following the termination of his employment for any reason to exercise such Options.  The foregoing Option shall be evidenced by a separate option agreement consistent as to form and content with the Company’s option agreements with similarly situated senior officers of the Company.  For purposes of this Section 8, “First Anniversary Date of the Commencement Date” means the first day immediately following the end of the Initial Term and “Second Anniversary Date of the Commencement Date” means the first day immediately following the period ending twenty-four (24) months after the Commencement Date.

9.           Arbitration. Any controversy, dispute or claim (“CLAIM”) whatsoever between Executive, on the one hand, and Company, or any of its employees, directors, officers, and agents (collectively “COMPANY PARTIES”), on the other hand, shall be settled by binding arbitration, at the request of either party, in accordance with the Employment Dispute Resolution Procedures of the American Arbitration Association or other similar organization agreed to by the parties.  The claims covered by this Agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation or ordinance, except for claims for worker’s compensation or unemployment insurance benefits.  Nothing contained in this Agreement shall prohibit Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission and/or the Department of Fair Employment and Housing, and cooperating in the investigation of such.

The chosen arbitration administrator shall give each party a list of names drawn from its panel of employment arbitrators.  The arbitrator shall apply New Jersey substantive law and the New Jersey Evidence Code to the proceeding.  The demand for arbitration must be in writing and made within the applicable statute of limitations period.  The arbitration shall take place in Bergen County, New Jersey.  The parties shall be entitled to conduct reasonable discovery, including, without limitation, conducting depositions, requesting documents and propounding interrogatories.  The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery.  The arbitrator shall prepare in writing and provide to the parties a decision and award, which shall include factual findings and the reasons upon which a decision is based.

Except as otherwise required by law, the decision of the arbitrator shall be binding and conclusive on the parties.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.  The fees for the arbitrator shall be paid by Company.  Each party shall bear its or his own fees and costs incurred in connection with the arbitration except for any attorneys’ fees or costs which are awarded to a party by the Arbitrator pursuant to a statute or contract which provides for recovery of such fees and/or costs from the other party.

Both Company and the Executive understand and agree that by using arbitration to resolve any CLAIMS between Executive and Company or any or all the COMPANY PARTIES they are giving up any right that they may have to a judge or jury trial with regard to those CLAIMS.

10.        Right of Injunction.  The Executive acknowledges that the harm and injury to the Company which would result from the breach or threatened breach of any of the provisions of Sections 6 and 12 of this Agreement (the “Injunctive Sections”) by the Executive cannot be adequately compensated for in money damages.  The Executive further acknowledges that any breach of any of the provisions of the Injunctive Sections by him would cause the Company irreparable harm.  Therefore, the Executive agrees that in the event of a breach or threatened breach of any of the provisions of the Injunctive Sections by him, the Company in a lawsuit seeking an injunction restraining the Executive from such actual or threatened breach, shall not be required to prove (i) that irreparable harm or injury would result from the breach of said Injunctive Sections, or (ii) that the Company has no adequate remedy at law.

The prevailing party shall reimburse the other party for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the enforcement or denial of enforcement of any of the provisions of the Injunctive Sections.

Nothing contained herein shall be construed as prohibiting the Company or the Executive from pursuing any other remedies (including, without limitation, an arbitration action for damages) which may be available for any actual or threatened breach of any provision this Agreement, and the pursuit of an injunction or any other particular remedy shall not be deemed to be an election of such remedy to the exclusion of any other remedy.

11.        Termination of Employment.

(a)           Termination by Company for Cause.  Notwithstanding anything to the contrary contained herein, the Company may terminate the employment of the Executive at any time for Cause (as defined below) upon written notice to the Executive.  As used herein, the term for “Cause” shall be defined as (i) the Executive shall have committed any act of fraud or moral turpitude in connection with the performance of his duties or obligations hereunder, or shall have been convicted of any felony under the laws of the United States or any of its subdivisions (or pleaded guilty or nolo contendre to any such crime) or any other crime that relates to the Executive’s services to, or employment by, the Company; or (ii) the Executive shall have committed any material act of misfeasance, malfeasance, nonfeasance, disloyalty, dishonesty or breach of trust to the material harm of the Company; or (iii) the Executive shall have willfully failed to follow the reasonable direction of the Company to the material harm of the Company; provided that such direction did not require that the Executive violate any statute, rule or regulation applicable to the Executive; and provided further that the Executive shall have been provided with written notice of such failure and shall not have cured or taken steps to cure such failure within a fifteen (15) day period after receiving such notice.

(b)           Termination Due to Disability.  Notwithstanding anything to the contrary contained herein, but subject to the provisions of applicable law, the Company shall have the right to terminate the Executive’s employment by the Company if he becomes Disabled (as hereinafter defined) during the Employment Period.  As used herein, “Disabled” shall mean that the Executive has a physical or mental condition which prevents him from performing the essential functions required of him pursuant to this Agreement, with or without accommodation, which condition has continued for a period of 60 consecutive business days or existed for a total of at least 90 business days in any twelve month period as determined in good faith by an independent physician.

(c)           Termination Due to Death.  Notwithstanding anything to the contrary contained herein, the Executive’s employment by the Company shall terminate if he dies during the Employment Period.

(d)           Termination by Executive for Good Reason. Notwithstanding anything to the contrary contained herein, if the Company either (i) materially defaults in the performance of any of its obligations hereunder or (ii) effects an Adverse Change in Duties (as defined below), which default or Adverse Change in Duties remains unremedied by the Company for a period of ten days following its receipt of written notice thereof from the Executive (the reasons described in items (i) and (ii) of this paragraph being referred to herein as “Good Reason”), the Executive may terminate his employment hereunder.

(e)           Adverse Change in Duties.  As used in this Agreement, “Adverse Change in Duties” means an action or series of actions taken by the Company and/or the Board of Directors of the Company, without the Executive’s prior written consent, which results in (i) a change in the Executive’s reporting structure, titles, job duties or job functions resulting in a material diminution of his status, control, authority or level of responsibility; or (ii) the assignment to the Executive of any positions, duties or responsibilities which are materially inconsistent with the Executive’s positions, duties and responsibilities or status with the Company; or (iii) a requirement by the Company that the Executive be based or perform his duties anywhere other than as contemplated by Section 2(d).

(f)           Effects of Termination.

(i)           Upon termination of the Executive’s employment hereunder for any reason, the Company will promptly pay the Executive all compensation owed to the Executive and unpaid through the effective date of termination, including without limitation earned salary, accrued unused vacation and appropriately documented expenses.

(ii)           If the Executive’s employment is terminated by the Company prior to the end of the Initial Term for any reason other than as described in Sections 11(a), (b) or (c), then the Company shall also pay the Executive, no later than the fifteenth day after the effective date of such termination of employment, a lump sum payment in an amount equal to the greater of (i) six (6) months’ salary or (ii) the balance of all salary and payments due the Executive through the end of the Initial Term.  The Company shall also continue to provide Executive with group medical and dental insurance coverage on the same terms as if the Executive remained an employee through the end of the Initial Term.

12.         Non-Competition/Non-Interference.

(a)           Non-Competition.  In consideration of all of the payments due to him hereunder, Executive covenants and agrees that neither he nor any entity of which five percent (5%) or more of the beneficial ownership is held or owned directly or indirectly by Executive, will during Executive’s employment with the Company and for a period of eighteen (18) months following termination of Executive’s employment, engage within a ten (10) mile radius of where the Company or any affiliate of the Company is currently transacting diagnostic imaging business or has diagnostic imaging operations, for his own account or on behalf of another, directly or indirectly, own manage, operate, advise (whether or not for compensation), control, invest or acquire an interest in or otherwise engage in or participate in, whether as a proprietor, partner, stockholder, director, officer, employee, joint venturer, lender, investor or other participant, in any business which competes, directly or indirectly with a business of the Company or any affiliate of the Company in existence  at the relevant time (if the competitive act occurs during employment) or at the date of termination of employment (if the act occurs following the termination of employment), except that (i) Executive may buy and hold publicly traded securities of any competitor company provided such ownership does not exceed the lesser of (A) one percent (1%) of the outstanding stock of such company, or (B) an aggregate of original purchase price of no more than Ten Thousand Dollars ($10,000), and (ii) the continued ownership and operation by Executive of any of the Retained Entities (as such term is defined in that Membership Interest Purchase Agreement, dated as of July ___, 2010, by and among the Company, Executive, Progressive Health, LLC and certain other parties thereto) shall not be deemed a violation of this Section 12.

(b)           Non-Interference.  In consideration of all of the payments due to him hereunder Executive covenants and agrees that he will not, during his employment with the Company and for a period of three (3) years following termination of his employment for any reason, directly or indirectly engage in soliciting, placing or recruiting any of the Company’s (or any of the Company’s affiliate’s) employees (or person who within six (6) months prior to such contact was an employee) or clients or customers, in existence at the relevant time (if the contact occurs during employment) or at the date of termination (if the act occurs following the termination of employment) or any supplier, lender, lessor or any other person or entity which has a business relationship with the Company or any of its affiliates, with a view to influencing or inducing such employee, client or customer to terminate or materially lessen his, her or its relationship with the Company or any affiliate or any radiologist who at the time has a business relationship with the Company (or any of the Company’s affiliates) or to develop relationships with Executive or any other person that would have the same effect.

(c)           If the Executive’s employment is terminated for any reason other than for Cause, then the Executive shall not be bound by and the Company shall not be entitled to enforce the provisions of this Section 12.

13.         Miscellaneous Provisions.

(a)           Survival of Certain Obligations.  The Executive’s duties and obligations under Sections 6, 7, and 9 and the Company’s rights under Sections 9 and 10 and the Executive’s rights and the Company’s obligations under Section 8 of this Agreement and any other provision hereof specifying an obligation or a right of a party after the termination of Executive’s employment or this Agreement, for any reason whatsoever, shall survive such termination and shall remain in full force and effect.

(b)           Successors and Assigns; Prohibition on Assignment.  This Agreement is binding upon, and shall inure to the benefit of, the Company and its successors and assigns.  With respect to the Executive, this is an agreement for the performance of  personal services.  Absent the prior written consent of the Company, the Executive shall not assign, transfer, convey, encumber or otherwise dispose of any of his rights under this Agreement, and likewise, he shall not assign any of his duties or obligations under this Agreement.

(c)           No Conflicts.  The Executive represents and warrants to, and covenants with, the Company that the execution and delivery by him of this Agreement do not, and his performance of his obligations hereunder will not, constitute a breach of any agreement, written or oral, to which he is a party or by which he is bound.

(d)          Entire Agreement.  This Agreement contains all of the representations, covenants and agreements between the parties hereto with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect to said subject matter.  This Agreement supersedes any and all other prior or contemporaneous agreements, whether oral or in writing, between the parties with respect to the subject matter thereof.

(e)           Construction in Favor of Validity.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or enforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(f)           Amendment and Waiver.   This Agreement may not be amended or modified except by an instrument in writing signed by the party to be bound thereby.

No delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  Any failure by either party hereto to require strict performance by the other party or any waiver by any party hereto of any term, covenant or agreement herein shall not be construed as a waiver of any other breach of the same or any other term, covenant or agreement herein.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to any principles of conflicts of law.

(h)           Notices.  Any notice required or permitted to be given hereunder shall be (a) in writing, (b) effective on the first business day following the date of receipt, and (c) delivered by one of the following means: (i) by personal delivery; (ii) by prepaid, overnight package delivery or courier service; or (iii) by the United States Postal Service, first class, certified mail, return receipt requested, postage prepaid.  All notices given under this Agreement shall be addressed to the addresses stated at the end of this Agreement, or to new or additional addresses as the parties may be advised in writing.

IN WITNESS WHEREOF, this Agreement was executed by the undersigned as of the date first above written.

NEW JERSEY IMAGING PARTNERS, INC.

By:
	Howard G. Berger, M.D., President	Robert L. Farrell
1510 Cotner Avenue
Los Angeles, CA 90025

Exhibit 6.3(j)(II)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 1, 2010, by and between NEW JERSEY IMAGING PARTNERS, INC., organized under the laws of the State of New Jersey (the “Company”), and WILLIAM D. FARRELL of Harrington Park, New Jersey, an individual (the “Executive ”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Term of Employment.  Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive and the Executive hereby accepts employment with the Company pursuant to this Agreement for the period commencing on the date hereof (the “Commencement Date”), and ending twelve (12) months after the Commencement Date.  Said period of time is hereinafter referred to as the “Initial Term”.  Subsequent to the last day of the Initial Term, if the parties do not expressly agree in writing to extend this Agreement for a specified period of time, the Executive’s employment by the Company shall continue pursuant to the terms of this Agreement on a year to year basis with either party having the right to terminate the Agreement sixty (60) days prior to the end of any term.  Notwithstanding the foregoing, either party may terminate this Agreement on sixty (60) days prior notice at any time after the first ten (10) months of the Initial Term hereunder.

As used herein, the term “Employment Period” shall mean the entire period of time that the Executive is employed by the Company, inclusive of the Initial Term and any extensions hereof for a specified period of time.

2.           Position; Duties and Place of Employment.

(a)           The Company hereby employs the Executive as its Senior Vice President - New Jersey Operations. The Executive shall be responsible for all duties customarily associated with that position in the management and operation of the New Jersey region as assigned from time to time by the Company, and shall report to Stephen Forthuber, Executive Vice President and Chief Operating Officer – Eastern Operations or his successor in such position.  The Executive shall render to the Company such services as are typically associated with the position in which he is employed.

(b)           The Executive shall perform his duties faithfully, diligently and to the best of his ability in accordance with the reasonable directions and orders of the person to whom he reports, and shall devote such time, efforts and attention to the business and affairs of the Company as may reasonably be required to achieve its objectives and to perform the duties required hereunder.  The Executive shall devote substantially all of his working time, efforts and attention for the benefit of the Company and to the performance of his duties and responsibilities under this Agreement, provided, however, that the Executive shall discharge his duties subject to supervision of the Executive Vice President and Chief Operating Officer — Eastern Operations, and may perform more or less than 40 hours in any work week as the Executive determines to be appropriate to discharge such duties.

(c)           The Executive shall not render to others any service of any kind for compensation without the prior approval of the Company, which approval shall be at its sole discretion to grant or deny.  The Executive will not engage in any activity, including any ownership interest, which conflicts or interferes with the performance of duties hereunder or usurps the business interests, existing or potential, of the Company.  Nothing in this Agreement shall restrict Executive’s performance of services in connection with any charitable, civic, educational or other activities that do not interfere with the performance of his duties hereunder, and nothing in this Agreement shall preclude Executive’s operation of, and ownership of an interest in, Mizner Place MRI located in West Palm Beach, FL or any other business except as set forth in Section 12.

(d)           The primary place of employment of the Executive shall be in New Jersey at 401 Sylvan Avenue, Englewood Cliffs, N.J. 07632, provided however, the Company, in its discretion, shall have the right to assign the Executive to another location in the New Jersey area within 15 miles of Englewood Cliffs, NJ.  At any time that the Company deems it to be appropriate, the Executive shall temporarily work at such other place or places as may be determined by the Company.  All expenses incurred by Executive in temporarily working at such other place or places shall be borne by the Company.

3.           Compensation.  The Company shall pay the Executive, as compensation for Executive’s services and his compliance with this Agreement, a salary of Seventy Five Thousand Dollars ($75,000) per annum, payable in periodic installments in accordance with the Company’s regular payroll practices.

4.           Benefits.

(a)           The Executive shall be entitled to participate in the Company’s medical, dental, disability, life insurance, sick and personal leave and holiday plans and policies and any other benefit plans and policies on the same terms as are made available to the Company’s and its affiliates’ corporate executives, all in accordance with the Company’s benefits programs as in effect from time to time, except that any waiting period for coverage under any such plan or policy shall be waived as to the Executive.

(b)           The Executive shall be entitled to take six (6) weeks leave (vacation, sick, personal, etc.) per annum during the first twelve (12) months of the term hereunder and for each twelve (12) month period thereafter this Agreement remains in effect, without loss of compensation.  In the event this Agreement is terminated for any reason whatsoever, the foregoing unused leave time shall be prorated on a weekly basis and the compensation of Executive shall be adjusted accordingly, based upon whether Executive has taken leave time in excess of or less than the prorated allotment.  Leave time will no longer accrue once an aggregate of two (2) years of annual allotted leave time has been earned and is unused for so long as such time remains unused.  There shall otherwise be no carry-over of or payment for any unused leave.  As with all leave time, the date upon which the leave time is taken shall be determined by mutual agreement between the Executive and the Company.  Nothing contained herein shall be construed as extending the term beyond that set forth in Section 1 hereinabove.

5.           Reimbursement of Expenses.  The Company shall reimburse the Executive for normal and reasonable business expenses incurred by him in the course of his employment, including but not limited to business entertainment costs, cell phone costs and the reasonable costs for transportation and accommodations when the Executive is required to travel away from the location at which he is employed.  Such reimbursement shall be subject to the Company’s standard procedures with respect to reimbursement, including such matters as pre-approval requirements, lodging and meal allowances, and reimbursement rates for automobile travel.

6.           Confidentiality.

(e)           Executive recognizes and acknowledges that the manner in which Company conducts its business, specifically including, but without limitation, the fees charged, the terms and conditions of contracts with payors or others, and the list of Company’s contracting parties, as it may exist from time to time, are unique assets of Company’s business.  Executive will not, during or after the term of employment, disclose the manner in which Company conducts its business, specifically including, but without limitation, the fees charged, the terms and conditions of contracts with payors or others, the list of Company’s referring organizations, or any part of it to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.  In the event of a breach or threatened breach by Executive of the provisions of this Paragraph, Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, the manner in which Company conducts its business, specifically including, but without limitation, the fees charged, the terms and conditions of contracts with payors or others, or the list of Company’s referring organizations, or from rendering any services to any person, firm, corporation, association, or other entity to whom the manner in which Company conducts its business, specifically including, but without limitation, the fees charged, the terms and conditions of contracts with payors or others, or the referring organizations, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing in this Agreement shall be construed as prohibiting Company from pursuing any other remedies available to Company for disclosure, including the recovering of damages from Executive.

(f)           Executive shall not disclose to any third party, except where permitted or required by law or where such disclosure is expressly approved by Company in writing, any patient or medical record information regarding Company patients, and Executive shall comply with all federal and state laws and regulations, and all bylaws, rules, regulations, and policies of Company regarding the confidentiality of such information.  Executive acknowledges that in receiving or otherwise dealing with any records or information from Executive about Company’s patients receiving treatment for alcohol or drug abuse, Executive is fully bound by the provisions of the federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records (42 C.F.R. Part 2, as amended from time to time).

(g)           Executive agrees to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. section 1320d through d-8 (“HIPAA”), and the requirements of any regulations promulgated thereunder including without limitation the federal privacy regulations as contained in 45 CFR Part 164 (the “Federal Privacy Regulations”) and the federal security standards as contained in 45 CFR Part 142 (the “Federal Security Regulations”).  Executive agrees not to use or further disclose any protected health information, as defined in 45 CFR 154.504, or individually identifiable health information, as defined in 42 U.S.C. section 132)d  (collectively, the “Protected Health Information”), concerning a patient other than as permitted by this Agreement and the requirements of HIPAA or regulations promulgated under HIPAA including without limitation the Federal Privacy Regulations and the Federal Security Regulations.  Executive will utilize appropriate safeguards to prevent the use or disclosure of a patient’s Protected Health Information other than as provided for by this Agreement.  Executive will promptly report to Company any use or disclosure of a patient’s Protected Health Information not provided for by this Agreement or in violation of HIPAA, the Federal Privacy Regulations, or the Federal Security Regulations of which Executive becomes aware.  Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by Executive or Company by virtue of this Subparagraph.

(h)           The provisions of this Section 6 shall survive expiration or other termination of this Agreement, regardless of the cause of such termination.

7.           Covenant to Deliver Business Materials and to Report.  The Executive acknowledges and agrees that all written materials including, without limitation, all memoranda, notes, records, reports, programs and other documents or codes (and all copies thereof) concerning the business or affairs of the Company which come into his possession or control while employed with the Company, are property of the Company, and the Executive shall promptly return all copies thereof to the Company after the termination of his employment by the Company.  In addition, the Executive agrees to render to the Company such reports as it may request with respect to the activities undertaken by him or conducted under his direction in connection with his employment by the Company.

8.           Option.  The Company hereby grants to Executive on the Commencement Date a five (5) year Option to purchase one hundred thousand (100,000) shares of the Common Stock of the Company’s parent, RadNet, Inc.  The Options shall vest in the following manner: (i) Options to purchase fifty thousand (50,000) shares of Common Stock shall vest immediately upon the Commencement Date, (ii) Options to purchase twenty-five thousand (25,000) shares of Common Stock shall vest on the First Anniversary Date of the Commencement Date and (iii) Options to purchase twenty-five thousand (25,000) shares of Common Stock shall vest on the Second Anniversary Date of the Commencement Date: provided, however, that in the event (A) the Company elects not to continue Executive’s employment hereunder pursuant to Section 1 following the Initial Term or (B) the Executive’s employment is terminated for any reason other than as described in Sections 11(a), (b) or (c), then upon the occurrence of either such event, fifty (50%) percent of the amount of any unvested Options shall vest immediately.  The exercise price will be the Closing price of RadNet, Inc. Common Stock in the market in which it trades on the day immediately preceding the Commencement Date.  The Executive will have a reasonable period of time (up to 90 days) following the termination of his employment for any reason to exercise such Options.  The foregoing Option shall be evidenced by a separate option agreement consistent as to form and content with the Company’s option agreements with similarly situated senior officers of the Company.  For purposes of this Section 8, “First Anniversary Date of the Commencement Date” means the first day immediately following the end of the Initial Term and “Second Anniversary Date of the Commencement Date” means the first day immediately following the period ending twenty-four (24) months after the Commencement Date.

9.           Arbitration. Any controversy, dispute or claim (“CLAIM”) whatsoever between Executive, on the one hand, and Company, or any of its employees, directors, officers, and agents (collectively “COMPANY PARTIES”), on the other hand, shall be settled by binding arbitration, at the request of either party, in accordance with the Employment Dispute Resolution Procedures of the American Arbitration Association or other similar organization agreed to by the parties.  The claims covered by this Agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation or ordinance, except for claims for worker’s compensation or unemployment insurance benefits.  Nothing contained in this Agreement shall prohibit Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission and/or the Department of Fair Employment and Housing, and cooperating in the investigation of such.

The chosen arbitration administrator shall give each party a list of names drawn from its panel of employment arbitrators.  The arbitrator shall apply New Jersey substantive law and the New Jersey Evidence Code to the proceeding.  The demand for arbitration must be in writing and made within the applicable statute of limitations period.  The arbitration shall take place in Bergen County, New Jersey.  The parties shall be entitled to conduct reasonable discovery, including, without limitation, conducting depositions, requesting documents and propounding interrogatories.  The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery.  The arbitrator shall prepare in writing and provide to the parties a decision and award, which shall include factual findings and the reasons upon which a decision is based.

Except as otherwise required by law, the decision of the arbitrator shall be binding and conclusive on the parties.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.  The fees for the arbitrator shall be paid by Company.  Each party shall bear its or his own fees and costs incurred in connection with the arbitration except for any attorneys’ fees or costs which are awarded to a party by the Arbitrator pursuant to a statute or contract which provides for recovery of such fees and/or costs from the other party.

Both Company and the Executive understand and agree that by using arbitration to resolve any CLAIMS between Executive and Company or any or all the COMPANY PARTIES they are giving up any right that they may have to a judge or jury trial with regard to those CLAIMS.

10.         Right of Injunction.  The Executive acknowledges that the harm and injury to the Company which would result from the breach or threatened breach of any of the provisions of Sections 6 and 12 of this Agreement (the “Injunctive Sections”) by the Executive cannot be adequately compensated for in money damages.  The Executive further acknowledges that any breach of any of the provisions of the Injunctive Sections by him would cause the Company irreparable harm.  Therefore, the Executive agrees that in the event of a breach or threatened breach of any of the provisions of the Injunctive Sections by him, the Company in a lawsuit seeking an injunction restraining the Executive from such actual or threatened breach, shall not be required to prove (i) that irreparable harm or injury would result from the breach of said Injunctive Sections, or (ii) that the Company has no adequate remedy at law.

The prevailing party shall reimburse the other party for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the enforcement or denial of enforcement of any of the provisions of the Injunctive Sections.

Nothing contained herein shall be construed as prohibiting the Company or the Executive from pursuing any other remedies (including, without limitation, an arbitration action for damages) which may be available for any actual or threatened breach of any provision this Agreement, and the pursuit of an injunction or any other particular remedy shall not be deemed to be an election of such remedy to the exclusion of any other remedy.

11.         Termination of Employment.

(a)           Termination by Company for Cause.  Notwithstanding anything to the contrary contained herein, the Company may terminate the employment of the Executive at any time for Cause (as defined below) upon written notice to the Executive.  As used herein, the term for “Cause” shall be defined as (i) the Executive shall have committed any act of fraud or moral turpitude in connection with the performance of his duties or obligations hereunder, or shall have been convicted of any felony under the laws of the United States or any of its subdivisions (or pleaded guilty or nolo contendre to any such crime) or any other crime that relates to the Executive’s services to, or employment by, the Company; or (ii) the Executive shall have committed any material act of misfeasance, malfeasance, nonfeasance, disloyalty, dishonesty or breach of trust to the material harm of the Company; or (iii) the Executive shall have willfully failed to follow the reasonable direction of the Company to the material harm of the Company; provided that such direction did not require that the Executive violate any statute, rule or regulation applicable to the Executive; and provided further that the Executive shall have been provided with written notice of such failure and shall not have cured or taken steps to cure such failure within a fifteen (15) day period after receiving such notice.

(b)           Termination Due to Disability.  Notwithstanding anything to the contrary contained herein, but subject to the provisions of applicable law, the Company shall have the right to terminate the Executive’s employment by the Company if he becomes Disabled (as hereinafter defined) during the Employment Period.  As used herein, “Disabled” shall mean that the Executive has a physical or mental condition which prevents him from performing the essential functions required of him pursuant to this Agreement, with or without accommodation, which condition has continued for a period of 60 consecutive business days or existed for a total of at least 90 business days in any twelve month period as determined in good faith by an independent physician.

(c)           Termination Due to Death.  Notwithstanding anything to the contrary contained herein, the Executive’s employment by the Company shall terminate if he dies during the Employment Period.

(d)           Termination by Executive for Good Reason. Notwithstanding anything to the contrary contained herein, if the Company either (i) materially defaults in the performance of any of its obligations hereunder or (ii) effects an Adverse Change in Duties (as defined below), which default or Adverse Change in Duties remains unremedied by the Company for a period of ten days following its receipt of written notice thereof from the Executive (the reasons described in items (i) and (ii) of this paragraph being referred to herein as “Good Reason”), the Executive may terminate his employment hereunder.

(e)           Adverse Change in Duties.  As used in this Agreement, “Adverse Change in Duties” means an action or series of actions taken by the Company and/or the Board of Directors of the Company, without the Executive’s prior written consent, which results in (i) a change in the Executive’s reporting structure, titles, job duties or job functions resulting in a material diminution of his status, control, authority or level of responsibility; or (ii) the assignment to the Executive of any positions, duties or responsibilities which are materially inconsistent with the Executive’s positions, duties and responsibilities or status with the Company; or (iii) a requirement by the Company that the Executive be based or perform his duties anywhere other than as contemplated by Section 2(d).

(f)           Effects of Termination.

(i)           Upon termination of the Executive’s employment hereunder for any reason, the Company will promptly pay the Executive all compensation owed to the Executive and unpaid through the effective date of termination, including without limitation earned salary, accrued unused vacation and appropriately documented expenses.

(ii)          If the Executive’s employment is terminated by the Company prior to the end of the Initial Term for any reason other than as described in Sections 11(a), (b) or (c), then the Company shall also pay the Executive, no later than the fifteenth day after the effective date of such termination of employment, a lump sum payment in an amount equal to the greater of (i) six (6) months’ salary or (ii) the balance of all salary and payments due the Executive through the end of the Initial Term.  The Company shall also continue to provide Executive with group medical and dental insurance coverage on the same terms as if the Executive remained an employee through the end of the Initial Term.

12.         Non-Competition/Non-Interference.

(d)           Non-Competition.  In consideration of all of the payments due to him hereunder, Executive covenants and agrees that neither he nor any entity of which five percent (5%) or more of the beneficial ownership is held or owned directly or indirectly by Executive, will during Executive’s employment with the Company and for a period of eighteen (18) months following termination of Executive’s employment, engage within a ten (10) mile radius of where the Company or any affiliate of the Company is currently transacting diagnostic imaging business or has diagnostic imaging operations, for his own account or on behalf of another, directly or indirectly, own manage, operate, advise (whether or not for compensation), control, invest or acquire an interest in or otherwise engage in or participate in, whether as a proprietor, partner, stockholder, director, officer, employee, joint venturer, lender, investor or other participant, in any business which competes, directly or indirectly with a business of the Company or any affiliate of the Company in existence  at the relevant time (if the competitive act occurs during employment) or at the date of termination of employment (if the act occurs following the termination of employment), except that (i) Executive may buy and hold publicly traded securities of any competitor company provided such ownership does not exceed the lesser of (A) one percent (1%) of the outstanding stock of such company, or (B) an aggregate of original purchase price of no more than Ten Thousand Dollars ($10,000), and (ii) the continued ownership and operation by Executive of any of the Retained Entities (as such term is defined in that Membership Interest Purchase Agreement, dated as of July ___, 2010, by and among the Company, Executive, Progressive Health, LLC and certain other parties thereto) shall not be deemed a violation of this Section 12.

(e)           Non-Interference.  In consideration of all of the payments due to him hereunder Executive covenants and agrees that he will not, during his employment with the Company and for a period of three (3) years following termination of his employment for any reason, directly or indirectly engage in soliciting, placing or recruiting any of the Company’s (or any of the Company’s affiliate’s) employees (or person who within six (6) months prior to such contact was an employee) or clients or customers, in existence at the relevant time (if the contact occurs during employment) or at the date of termination (if the act occurs following the termination of employment) or any supplier, lender, lessor or any other person or entity which has a business relationship with the Company or any of its affiliates, with a view to influencing or inducing such employee, client or customer to terminate or materially lessen his, her or its relationship with the Company or any affiliate or any radiologist who at the time has a business relationship with the Company (or any of the Company’s affiliates) or to develop relationships with Executive or any other person that would have the same effect.

(f)           If the Executive’s employment is terminated prior to the end of the Initial Term for any reason other than for Cause, then the Executive shall not be bound by and the Company shall not be entitled to enforce the provisions of this Section 12.

13.         Miscellaneous Provisions.

(a)           Survival of Certain Obligations. The Executive’s duties and obligations under Sections 6, 7, and 9 and the Company’s rights under Sections 9 and 10 and the Executive’s rights and the Company’s obligations under Section 8 of this Agreement and any other provision hereof specifying an obligation or a right of a party after the termination of Executive’s employment or this Agreement, for any reason whatsoever, shall survive such termination and shall remain in full force and effect.

(b)           Successors and Assigns; Prohibition on Assignment.  This Agreement is binding upon, and shall inure to the benefit of, the Company and its successors and assigns.  With respect to the Executive, this is an agreement for the performance of  personal services.  Absent the prior written consent of the Company, the Executive shall not assign, transfer, convey, encumber or otherwise dispose of any of his rights under this Agreement, and likewise, he shall not assign any of his duties or obligations under this Agreement.

(c)           No Conflicts.  The Executive represents and warrants to, and covenants with, the Company that the execution and delivery by him of this Agreement do not, and his performance of his obligations hereunder will not, constitute a breach of any agreement, written or oral, to which he is a party or by which he is bound.

(d)          Entire Agreement.  This Agreement contains all of the representations, covenants and agreements between the parties hereto with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect to said subject matter.  This Agreement supersedes any and all other prior or contemporaneous agreements, whether oral or in writing, between the parties with respect to the subject matter thereof.

(e)           Construction in Favor of Validity.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or enforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(f)           Amendment and Waiver.   This Agreement may not be amended or modified except by an instrument in writing signed by the party to be bound thereby.

No delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  Any failure by either party hereto to require strict performance by the other party or any waiver by any party hereto of any term, covenant or agreement herein shall not be construed as a waiver of any other breach of the same or any other term, covenant or agreement herein.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to any principles of conflicts of law.

(h)           Notices.  Any notice required or permitted to be given hereunder shall be (a) in writing, (b) effective on the first business day following the date of receipt, and (c) delivered by one of the following means: (i) by personal delivery; (ii) by prepaid, overnight package delivery or courier service; or (iii) by the United States Postal Service, first class, certified mail, return receipt requested, postage prepaid.  All notices given under this Agreement shall be addressed to the addresses stated at the end of this Agreement, or to new or additional addresses as the parties may be advised in writing.

IN WITNESS WHEREOF, this Agreement was executed by the undersigned as of the date first above written.

NEW JERSEY IMAGING PARTNERS, INC.

By:
	Howard G. Berger, M.D., President	William D. Farrell
1510 Cotner Avenue
Los Angeles, CA 90025

Execution Copy

SELLERS DISCLOSURE SCHEDULE

To The Membership Interests Purchase Agreement (The "Agreement")

By and Among

New Jersey Imaging Partners, Inc. ("Buyer"),

Radnet, Inc. ("Radnet"),

Progressive Health, LLC ("Progressive"),

Stellar Health, LLC ("Stellar"),

Medcon Consultants, Inc. ("Medcon"),

Robert L. Farrell ("RF"),

and

William D. Farrell ("WF").

(Progressive, Stellar and Medcon are referred to collectively as the "Progressive Sellers." RF and WF are referred to collectively as the "East Bergen Sellers." The Progressive Sellers and the East Bergen Sellers are collectively referred to as the "Sellers".)

This Disclosure Schedule is furnished by Sellers to Buyer as of the date hereof pursuant to and as part of the Agreement by and among Buyer, Radnet and Sellers. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement. Headings have been assigned to various Sections of this Disclosure Schedule for convenience of reference only and shall not be construed to affect the meaning or construction of the language in the body of such Sections. All disclosures herein are deemed to be responsive to all applicable provisions of the Agreement and the covenants, representations and warranties of Sellers stated therein, where such disclosures would be appropriate.

This Disclosure Schedule is qualified in its entirety by the Agreement, and shall not be construed as indicating that such matter is required to be disclosed, nor shall any disclosure be construed as an admission, or that such information is material with respect to Sellers.

In no event shall the listing of other documents or matters in this Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify any of the representations and warranties, covenants, or agreements of Sellers that are contained in the Agreement.

Dated: September 7, 2010.

* The Sellers Disclosure Schedule, containing disclosures and exceptions to representations and warranties in the Agreement, has not been filed in accordance with Item 601(b)(2) of Regulation S-K; however, a copy of any omitted schedule will be furnished supplementally to the Commission upon request.